Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

VALENTIS, INC., as Parent,

VALENTIS HOLDINGS, INC., as Merger Sub

and

URIGEN, N. A., INC.

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October 5, 2006, by and among VALENTIS, INC., a Delaware corporation (“Parent”), VALENTIS HOLDINGS, INC., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and URIGEN N.A., INC., a Delaware corporation (“Urigen,” formerly known as “Urigen Canada”). Certain terms are used herein as defined below in Article 16 or elsewhere in the Agreement.

WHEREAS, Urigen Holdings, Inc. (“Urigen Canada”), a corporation organized and existing under the laws of British Columbia, has been re-domesticated as a Delaware corporation (the “Re-domestication”) under the name “Urigen N.A., Inc.” by filing a Certificate of Domestication with the Secretary of State of Delaware pursuant to Section 388 of the Delaware General Corporation Law (“DGCL”);

WHEREAS, the Boards of Directors of each of Parent, Merger Sub, and Urigen believe that the merger of Merger Sub into Urigen (the “Merger”) would be in the best interest of and beneficial to their respective corporations and stockholders; and

WHEREAS, the parties hereto intend that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that Merger Sub shall be merged with and into Urigen and Urigen, as the surviving corporation, shall become a wholly-owned subsidiary of Parent upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE 1.   THE MERGER.

1.1        Closing and Effective Time of Merger.   Subject to the closing conditions set forth in Article 7 and Article 8 hereof, at a closing (the “Closing”) to be held at the offices of Smith, Gambrell & Russell, LLP on such date and at such time prior to the Termination Date referred to in Article 14, as may be agreed to by the parties or, if not agreed, then on the second Business Day following the satisfaction or waiver of all closing conditions set forth in Article 7 and Article 8 (the “Closing Date”), Urigen and Merger Sub shall cause to be definitively executed and delivered to one another the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and shall cause such document to be filed with the Secretary of State of Delaware in order to cause the Merger contemplated by this Agreement to become effective under the laws of the State of Delaware. The Merger shall become effective on the date and at the time of the acceptance for record of the Certificate of Merger by the Secretary of State of Delaware in accordance with the DGCL, or at such time specified in the Certificate of Merger (the “Effective Time”). References herein to the “Surviving Corporation” shall mean Urigen on and after the Effective Time.

1.2        Terms and Conditions of Merger.   Upon the Effective Time, pursuant to the Certificate of Merger and this Agreement,

(a)        Merger Sub shall be merged with and into Urigen and the separate existence of Merger Sub shall cease;

(b)        Urigen shall continue as the Surviving Corporation, organized under the laws of the State of Delaware, the authorized capital stock of which shall be as set forth in the Certificate of Merger;

(c)        the Certificate of Incorporation and Bylaws of Urigen shall be amended at and as of the Effective Time as set forth in the Certificate of Merger, and as so amended shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation;

(d)        the directors and officers of the Surviving Corporation as of the Effective Time shall be those specified in the Certificate of Merger;

(e)        each share of the Fully Diluted Urigen Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by dissenting stockholders referred to in Section 2.11 below who have not waived in writing or failed to perfect or effectively withdrawn or lost their rights to appraisal under Section 262 of the DGCL), shall by virtue of the Merger become and be converted into the right to receive from Parent a number of shares of the common stock, par value $0.001 per share, of Parent (“Parent Stock”) equal to the Conversion Number (the value of all shares of Parent Stock so issued to Urigen Stockholders (as defined below) are collectively referred to as the “Merger Consideration”), subject to the adjustments set forth in Section 2.13 and Section 2.14 below;

(f)         each share of Urigen Stock held in Urigen’s treasury, if any, immediately prior to the Effective Time, shall be virtue of the Merger be canceled and retired and cease to exist and no payment shall be made with respect thereto;

(g)        As of the Effective Time, each issued and outstanding share of stock of Merger Sub shall be converted into one share of the capital stock of the Surviving Corporation, all of which capital stock of the Surviving Corporation shall be owned by Parent as of the Effective Time; and

(h)        all of the estate, properties, rights, privileges, powers and franchises of Urigen and Merger Sub and all of their property, real, personal and mixed, and all debts and obligations of any kind of Urigen or Merger Sub shall vest in the Surviving Corporation, without any further act or deed being required therefor.

ARTICLE 2.   PROCEDURES; FRACTIONAL SHARES; ADJUSTMENTS, ETC.

2.1        Certificates of Urigen Stock.   Certificates that represent shares of Urigen Stock that are outstanding immediately prior to the Effective Time (each a “Certificate”) and are converted into shares of Parent Stock pursuant to Section 1.2(e) shall, after the Effective Time, be deemed to represent the shares of the Parent Stock into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in Section 2.2 and Section 2.3 below for new certificates representing the shares of Parent Stock into which such shares of Urigen Stock have been converted.

2.2        Replacement of Certificates.   As promptly as practicable after the Effective Time, Parent or its transfer agent for Parent Stock shall send to each holder of record of shares of Urigen Stock (other than with respect to any such shares held directly or indirectly by Parent, Urigen or dissenting stockholders referred to in Section 2.11 below) outstanding immediately prior to the Effective Time (the “Urigen Stockholders”), transmittal materials for use in exchanging the Certificates for such shares for certificates for the shares of Parent Stock into which such shares of Urigen Stock have been converted pursuant to Section 1.2(e). Upon surrender of a Certificate to Parent (or the transfer agent for Parent Stock), together with a duly executed letter of transmittal and any other required documents, such Certificate shall be cancelled and exchanged for a certificate for the number of shares of Parent Stock to which such holder is entitled in accordance with the provisions and procedures set forth in Section 1.2(e) and this Article 2 (or returned to the presenting Person, if the shares of Urigen Stock formerly represented by such Certificate are held of record by a former Urigen Stockholder who has duly exercised the appraisal rights described in Section 2.4 and Section 2.11 below).

2.3        Dividends and Distribution.   Any Urigen Stockholder holding unsurrendered Certificates (other than Urigen Stockholders who have duly exercised the appraisal rights described in Section 2.4 and Section 2.11 below who shall not be entitled to the dividends or other distributions described herein) shall not receive any dividend or other distribution payable after the Effective Time with respect to Parent Stock until such Urigen Stockholder surrenders such Certificate, at which time such Urigen Stockholder shall receive all dividends and distributions, without interest thereon, otherwise payable after the Merger (if any) but withheld from such Urigen Stockholder pursuant hereto.

2.4        Rights of Holders of Urigen Stock.   After the Effective Time, holders of Urigen Stock shall cease to be, and shall have no rights as, stockholders of Urigen, other than (i) to receive shares of Parent Stock into which such shares have been converted pursuant to the provisions hereof, and (ii) any rights afforded to any such holder who has demanded appraisal rights in compliance with all provisions of the laws of the State of Delaware concerning the right of such holder to dissent from the Merger and demand appraisal of such shares of Urigen Stock.

2.5        No Further Transfer of Shares.   After the Effective Time, there shall be no transfers of Urigen Stock that were outstanding immediately prior to the Effective Time on the stock transfer book of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for Parent Stock as provided in Section 1.2(e) and Section 2.2 hereof.

2.6        No Liability for Abandoned Property.   Neither Parent nor Urigen nor any other Person shall be liable to any former holder of shares of Urigen Stock for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

2.7        Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its discretion and as a condition precedent to the issuance thereof, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against any of Parent, the Surviving Corporation and the transfer agent for Parent Stock with respect to such Certificate, Parent or its transfer agent will deliver in exchange for such lost, stolen or destroyed Certificate a certificate for the applicable shares of Parent Stock deliverable in respect thereof pursuant to Section 1.2(e) and this Article 2, any cash issuable (if any) in lieu of fractional Parent Stock, and unpaid dividends and distributions in respect of or on Parent Stock deliverable in respect thereof, pursuant to this Agreement.

2.8        Transfer of Certificates.   If any certificate representing shares of Parent Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition to the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including a medallion guarantee as to the signature of the transferor if so requested by Parent), and that the Person requesting such exchange shall pay to Parent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of Parent that such Tax has been paid or is not payable.

2.9        No Fractional Shares.   No fractional share of Parent Stock shall be issued in the Merger. Each Urigen Stockholder who would otherwise be entitled to receive a fractional share of Parent Stock shall receive a cash payment in lieu thereof (without interest) in an amount equal to such fractional share of Parent Stock multiplied by weighted 30-day average price of Parent Stock as quoted on the Nasdaq Capital Market calculated for the 30-day period immediately prior to the first public announcement of the transactions contemplated by this Agreement. No such holder shall be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional shares of Parent Stock.

2.10     Exercise of Options, Warrants and Conversion of Notes and Preferred Stock.   On or before the Effective Time, all outstanding stock options, warrants and other rights to purchase or acquire capital stock of Urigen shall be exercised or exchanged as provided in Section 7.8 hereof and all outstanding securities exchangeable for or convertible into capital stock of Urigen, including, without limitation, the Urigen Preferred Stock, shall be exchanged and/or converted into capital stock of Urigen. Immediately prior to the Effective Time, the outstanding capital stock of Urigen shall consist only of Urigen Common Stock. For all purposes of this Agreement, the shares of the capital stock of Urigen issued upon exercise or in exchange for such outstanding stock options, warrants and other rights or upon conversion of any other securities exchangeable for or convertible into the capital stock of Urigen shall be deemed the capital stock of Urigen and the recipients thereof shall be deemed to be Urigen Stockholders.

2.11     Dissenting Shares.   Notwithstanding Section 1.2(e) and Article 2 hereof, the shares of Urigen Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Urigen Stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of DGCL (the “Dissenting Shares”) shall not be converted into Parent Stock, unless and until such Urigen Stockholders shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Section 262 of DGCL; and any such Urigen Stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by DGCL. If any such Urigen Stockholder shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost such right, such Urigen Stockholder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for Parent Stock without any interest thereon, pursuant to the terms of Section 1.2(e) and Article 2. Urigen will promptly comply with its obligations under Section 262 of the DGCL and will give Parent prompt notice of any demands and withdrawals of such demands received by Urigen for appraisals of Dissenting Shares.

2.12     Intentionally Omitted.

2.13     Extraordinary Adjustments.   If subsequent to the date hereof but prior to the Effective Time, Urigen changes the number of shares of Urigen Stock, or Parent changes the number of shares of Parent Stock, issued and outstanding as a result of a stock split, stock combination, dividend of stock or other securities (or a record date within such period with respect to such a dividend), recapitalization, redenomination of share capital or other similar transaction (including, without limitation, the “Reverse Split” as defined below, collectively, the “Stock Transactions”), the Conversion Number and other items dependent thereon shall be appropriately adjusted to provide to the holders of Urigen Stock the same economic effect and percentage ownership of Parent Stock as contemplated by this Agreement prior to such Stock Transaction. Prior to the Closing Date, and subject to the approval of Parent’s stockholders, Parent shall effect a reverse stock split of its capital stock in a range to be determined by Parent’s Board of Directors (after consultation with Urigen) for the purpose of ensuring Parent’s compliance with the listing requirements of the Nasdaq Capital Market (the “Reverse Split”).

2.14     Minimum Liquidity and Net Worth; Purchase Price Adjustment.

(a)        Within five (5) Business Days after the execution of this Agreement and thereafter not later than the twentieth (20th) Business Day of each month after the month in which this Agreement is signed, Parent shall deliver to Urigen a calculation of (1) Parent’s consolidated net worth, including a calculation of the net assets and a calculation of the net liabilities of Parent (“Net Worth”), and (2) a calculation of Parent’s cash and cash equivalents with immediate maturity and convertible to cash net of any penalty (the “Cash Balance”) (such calculations collectively, the “Calculations” and such Calculations as provided below the “Closing Calculations”). Not later than five (5) Business Days prior to the scheduled Closing Date, Parent shall deliver Closing

Calculations reflecting Net Worth as of such date minus all known or expected changes through the scheduled Closing Date (the “Closing Net Worth”), and Cash Balance as of such date minus all known or expected changes through the scheduled Closing Date (the “Closing Cash Balance”). Except as expressly contemplated by this Agreement, the calculation of Closing Net Worth shall be made in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

(b)        At the Closing, the Cash Balance determined pursuant to Section 2.14(a) above shall be compared to a benchmark Cash Balance of $1,000,000, with any difference between actual Cash Balance and such benchmark Cash Balance being referred to herein as the “Cash Balance Difference.” If the Cash Balance is a deficit amount, i.e., below $1,000,000, then the Cash Balance Difference shall be expressed as a positive number (the “Liquidity Shortfall”). If the Cash Balance is a zero or a positive amount, the then the Cash Balance Difference shall be expressed as a negative number.

(c)        At the Closing, the Net Worth determined pursuant to Section 2.14(a) above shall be compared to a benchmark Net Worth of $1,000,000, with any difference between actual Net Worth and such benchmark Net Worth being referred to herein as the “Net Worth Difference.” If Net Worth is a deficit amount, i.e., below $1,000,000, then the Net Worth Difference shall be expressed as a positive number (the “Net Worth Shortfall”). If Net Worth is a zero or a positive amount, the then Net Worth Difference shall be expressed as a negative number.

(d)        If, based on the Closing Cash Balance or the Closing Net Worth, either the Liquidity Shortfall or the Net Worth Shortfall is more than or equal to $200,000, then Urigen shall have the right to terminate this Agreement (which right shall be exercised in no event later than three (3) Business Days after the final determination of the Liquidity Shortfall and the Net Worth Shortfall). By way of clarification and for the avoidance of doubt, Urigen shall not receive any Termination Fee or reimbursement of Expenses, nor shall Urigen be obligated to pay any Termination Fee to, or reimburse any Expenses of, Parent or Merger Sub, if this Agreement is terminated as a result of any Liquidity Shortfall or any Net Worth Shortfall pursuant to this Section 2.14(d). In the event of any Liquidity Shortfall or any Net Worth Shortfall, pursuant to which this Agreement is not terminated, the Merger Consideration will be adjusted by an increase in the number of shares issuable to the holders of Urigen’s Stock by an aggregate amount equal to the amount of the Liquidity Shortfall or Net Worth Shortfall (whichever is greater) divided by the weighted 30-day average price of Parent Stock as quoted on the Nasdaq Capital Market calculated for the 30-day period immediately prior to the first public announcement of the transactions contemplated by this Agreement (the “Shortfall Shares”) and such Shortfall Shares shall be issued pro rata to the Urigen Stockholders (the “Closing Adjustment”). No fractional Shortfall Shares shall be issued and any fractional Shortfall Share amount to which the holders of Urigen’s Stock would be entitled to as a result of such Closing Adjustment shall instead be paid in cash (without interest) in a manner consistent with Section 2.9 of this Agreement.

(e)        Prior to Closing, contemporaneously with each of the Calculations, Parent shall (i) provide Urigen and Urigen’s authorized representatives with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Parent, to all relevant books, records, work papers, information and employees of such Persons, and (ii) cooperate fully with Urigen and Urigen’s authorized Representatives, in each case as is necessary or useful for the preparation, calculation and review of the Calculations, or for the resolution of any dispute between the parties relating thereto.

(f)         The Closing Calculations may be reviewed, at the option and expense of Urigen, by Grant Thornton, LLP, independent registered public accounting firm for Urigen (“Urigen’s Auditor”), who will be afforded full access to all books and records of Parent and its subsidiaries.

(g)        Unless Urigen disputes the Closing Calculations pursuant to this Section 2.14(g) within two (2) Business Days after receipt from Parent, the Closing Calculations delivered by Parent to Urigen shall be final, binding and conclusive on Urigen and Parent. Urigen may dispute any item shown on the Closing Net Worth or Closing Cash Balance Calculations by sending written notice (a “Dispute Notice”) to Parent within one (1) day prior to the scheduled Closing. The Dispute Notice shall identify each disputed item with respect to the Closing Calculations, as applicable, specify, to the extent practicable, the amount of such dispute and set forth in general terms the basis for such dispute. In the event of such a dispute, the Closing shall be delayed and, subject to Urigen’s termination rights in Section 2.14(d), Urigen and Parent shall attempt in good faith to resolve their differences, and any resolution by them as to any disputed items shall be final, binding, and conclusive on Urigen and Parent. If Urigen and Parent are unable to reach a resolution of all of their differences within ten (10) days after Urigen delivers the Dispute Notice to Parent, then Urigen and Parent shall promptly submit any remaining disputed items to PricewaterhouseCoopers or any other accounting firm mutually acceptable to Urigen and Parent (the “Independent Accounting Firm”). If any remaining disputed items are submitted to the Independent Accounting Firm for resolution, (i) each party will furnish to the Independent Accounting Firm such work papers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (ii) each party will use its good faith best efforts to work with the other parties and the Independent Accounting Firm to resolve the disputed items within twenty (20) days after the submission of the disputed items to the Independent Accounting Firm; (iii) the determination by the Independent Accounting Firm, as set forth in a written notice to Urigen and Parent, shall be final, binding and conclusive on Urigen and Parent, and (iv) the fees and disbursements of the Independent Accounting Firm shall be allocated between Urigen and Parent so that Urigen pays for the percentage of such fees and disbursements equal to the ratio that the amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by Urigen (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm, and Parent shall pay the balance of such fees and disbursements; provided, however, that if, following such resolution, Urigen would be entitled to terminate this Agreement (and prior to such resolution Urigen did not have such right), Parent shall pay such fees and disbursements in their entirety if Urigen elects to terminate this Agreement; otherwise, such fees and disbursements for which Parent is responsible shall be treated as a reduction to the Cash Balance and such fees and disbursements for which Urigen is responsible shall be treated as an addition to the Cash Balance, in each case, for purposes of calculation of the Closing Adjustment.

(h)        The Closing Calculations shall be deemed to be final, binding and conclusive on Urigen and Parent upon the earliest of (i) the failure of Urigen to notify Parent of a dispute by the deadline set forth in Section 2.14 (g) after the receipt of the Closing Calculations; (ii) the resolution of all disputes by Urigen and Parent; and (iii) the resolution of all disputes by the Independent Accounting Firm.

(i)         Urigen and Parent shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Accounting Firm for information, papers, books, records and the like; provided that Urigen and Parent agree that the purpose of retention of the Independent Accounting Firm shall not include the conduct of its own independent audit of the Closing Calculations, but rather shall be limited to resolving the issues presented to it and matters related thereto. All decisions of the Independent Accounting Firm with respect to the Closing Calculations shall be final and binding upon both Urigen and Parent.

2.15     Withholding.   Parent or its agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Urigen Stock such amounts as may be required to be deducted or withheld therefrom under this Agreement, under the Code or, any provision of state, local or foreign Tax Law, or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF URIGEN.

Urigen hereby represents and warrants to Parent and Merger Sub as follows:

3.1        Incorporation; Authority.   Urigen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted in all material respects. Urigen has supplied to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and all amendments thereto. Urigen is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, unless the failure to so qualify does not have a material adverse effect on the business, assets or financial condition of Urigen. Urigen has been validly discontinued as a corporation under the Business Corporations Act (British Columbia) and has complied with all requirements of such statute in connection therewith, including but not limited to, notices to stockholders with respect to the Re-domestication and the procedures for exercising dissent or similar rights.

3.2        Corporate Power; Binding Effect.   Subject to Urigen Stockholders’ approval, Urigen has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger, and to perform all of its agreements and obligations under this Agreement and the Certificate of Merger in accordance with their respective terms. This Agreement has been duly authorized by Urigen’s Board of Directors, has been duly executed and delivered by Urigen and constitutes the legal, valid and binding obligation of Urigen, enforceable against Urigen in accordance with its terms, subject only, in respect of the consummation of the Merger, to requisite approval by Urigen Stockholders, and except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which a proceeding therefor may be brought (collectively, the “Enforcement Exceptions”). Upon execution and delivery by Urigen of the Certificate of Merger on the Closing Date, the Certificate of Merger will have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligation of, Urigen subject to the Enforcement Exceptions. Neither the execution, delivery or performance by Urigen of this Agreement nor of the Certificate of Merger in accordance with their respective terms will result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, Urigen’s Certificate of

Incorporation or Bylaws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to Urigen, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Urigen. Urigen has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the state or federal laws of the United States.

3.3        Subsidiaries.   Urigen does not have any subsidiaries and does not own or hold of record and/or beneficially any shares of any class in the capital stock of any corporation. Urigen does not own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated business enterprise.

3.4        Capitalization.   The authorized capital of Urigen consists of (i) 20,000,000 shares of common stock, par value $0.00001 per share, 7,753,245 shares of which are issued and outstanding, and (ii) 6,000,000 shares of preferred stock, par value $0.00001 per share, of which 5,000,000 shares has been designated as Series A Preferred Stock, of which 2,179,469 shares are issued or outstanding on the date hereof. All such outstanding shares of Urigen Stock are owned of record by Urigen Stockholders as set forth on Schedule 3.4 hereto and are validly issued, fully paid and non-assessable and were issued in material compliance with the Securities Act. Except as set forth in Schedule 3.4, each holder of shares of capital stock or securities that are or may become convertible into or exercisable or exchangeable for shares of capital stock of Urigen qualifies as an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Except as set forth in Schedule 3.4, Urigen is neither a party to nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Urigen to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Urigen Stock or any other equity security of Urigen or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Urigen Stock or any other equity security of Urigen or obligating Urigen to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof there are no outstanding contractual obligations of Urigen to repurchase, redeem or otherwise acquire any shares of capital stock of Urigen. As of the date hereof, there are no outstanding agreements with respect to the voting of Urigen Stock or any rights of first refusal, preemptive rights or registration rights .

3.5        Financial Statements.   Urigen has provided Parent with copies of (i) the unaudited balance sheet of its predecessor, Urigen Canada, as of December 31, 2005 (the “Urigen Canada Balance Sheet”), and the related unaudited statements of income and stockholders’ equity and changes in financial position of Urigen Canada for the fiscal year ended December 31, 2005, and (ii) the unaudited quarterly balance sheets and related statements of income for all quarters after December 31, 2005, and up to and including the date hereof of Urigen or its predecessor, Urigen Canada, as the case may be, and will deliver any additional quarterly reports thereafter up to and including the Closing Date (collectively, the “Urigen Financial Statements”). The Urigen Canada Balance Sheet and each other such balance sheet were prepared in accordance with Canadian and U.S. GAAP, as applicable, applied on a consistent basis unless otherwise noted therein throughout the periods indicated and fairly present the financial condition of Urigen Canada (and Urigen, as applicable) in all material respects as of its date; and each of such statements of income and stockholders’ equity and changes in financial position and statements of operations were prepared in accordance with Canadian and U.S. GAAP, as applicable, applied on a consistent basis unless otherwise noted therein throughout the periods indicated and fairly present in all material respects the results of operations, stockholders’ equity and changes in financial position of Urigen Canada (and Urigen, as applicable) for the period covered thereby, subject, in the case of quarterly results, to normal year-end adjustments that were not, or are not expected to be, material in amount.

3.6        Absence of Certain Changes.   Except as set forth on Schedule 3.6, since the date of Urigen Canada Balance Sheet, there has not been: (i) any change in the business of Urigen or in its relationships with suppliers, licensees, scientists, researchers, licensors or the like other than changes which were both in the ordinary course of business and have not had a material adverse effect on the business, assets or financial condition of Urigen; (ii) any acquisition or disposition by Urigen of any material amount of assets or properties other than in the ordinary course of business; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business of Urigen; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of any class of the capital stock of Urigen; (v) any issuance of any shares of any class of the capital stock of Urigen or any direct or indirect redemption, purchase or other acquisition of any shares of any class of the capital stock of Urigen; (vi) any increase in the compensation, pension or other benefits payable or to become payable by Urigen to any of its officers or employees, or any bonus payments or arrangements made to or with any of them; (vii) any entry by Urigen into any transaction other than in the ordinary course of business; (viii) any incurrence by Urigen of any material obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (ix) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of Urigen, other than those arising by operation of Law which do not materially impair the operation of Urigen’s business; (x) any change in accounting principles, practices or methods used by Urigen; or (xi) any discharge or satisfaction by Urigen of any lien or encumbrance or payment by Urigen of any obligation or liability (fixed or contingent) other than (A) current liabilities included in Urigen Canada Balance Sheet, and (B) current liabilities incurred since the date of Urigen Canada Balance Sheet in the ordinary course of business, except in connection with the transactions contemplated by this Agreement or the Expenses of Urigen.

3.7        Title to Property, Leases, etc.   Except as set forth in Schedule 3.7(a) hereto, Urigen has good and marketable title to all of its tangible properties and assets, including, without limitation, all those reflected in Urigen Canada Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of Urigen Canada Balance Sheet), all free and clear of all liens, pledges, charges, security interests, mortgages, encumbrances or title retention agreements of any kind or nature. Schedule 3.7(b) hereto sets forth a complete and correct list of all capital assets and real properties of Urigen having a book or fair market value in excess of $20,000. Schedule 3.7(c) hereto sets forth a complete and correct description of all leases of real property under which Urigen is lessor or lessee and all other leases having a remaining term of more than twelve (12) months or an aggregate remaining rental obligation of more than $20,000 to which Urigen is a party, whether as lessor or lessee.

3.8        Indebtedness.   Except for Indebtedness reflected or reserved against in the Urigen Canada Balance Sheet or Indebtedness incurred in the ordinary course of business after the date of the Urigen Canada Balance Sheet, Urigen has no material Indebtedness outstanding at the date hereof. Except as set forth on Schedule 3.8, Urigen is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Urigen or the operation of the business of Urigen or prohibit the transactions contemplated by this Agreement.

3.9        Absence of Undisclosed Liabilities.   Except to the extent reflected or reserved against in the Urigen Canada Balance Sheet or incurred in the ordinary course of business after the date of Urigen Canada Balance Sheet or described in any Schedule hereto, Urigen has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including, without limitation, any liabilities for Taxes due or to become due, which would be required by U.S. GAAP to be reflected on a balance sheet of Urigen.

3.10     Taxes and Tax Returns.   Except as set forth in Schedule 3.10 hereto, all Taxes of any nature whatsoever (including, for greater certainty, any and all Taxes which may be due or may become due as a result of the Re-domestication or any other subsequent event which may be deemed an orchestrated event) due and payable by Urigen and all Tax Returns required to be filed have been properly computed in all respects, duly and timely filed (taking into consideration extensions of time to file) and fully paid and discharged. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax or Tax Return for any period. All material Taxes and other assessments and levies which Urigen is required by Law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. All material Taxes not yet due and payable have been properly accrued on the Urigen Financial Statements of Urigen. Urigen has not requested nor been granted an extension of the time for filing any Tax Return to a date later than the Closing Date. There are no determined material tax deficiencies or proposed tax assessments (or to the best of Urigen’s knowledge and belief, the prospects for the same) against it. Urigen has not incurred any liability for penalties, assessments or interest under any federal, state, local or foreign Tax Laws. Urigen has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(a)        There are no liens for Taxes (other than current Taxes not yet due and payable) on Urigen’s assets. There is no audit, action, suit, or taxing authority proceeding now in progress, pending or threatened against Urigen or with respect to any Tax owed or alleged to be owed by Urigen, and no claim has ever been made by a taxing authority in a jurisdiction where Urigen does not pay Tax or file Tax Returns that Urigen is or may be subject to Taxes assessed by that jurisdiction.

(b)        Except as set forth in Schedule 3.10, Urigen has not been a member of any affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated, aggregate, or unitary income Tax Return. Except as set forth in Schedule 3.10, Urigen has never been and is not now a party to or bound by any Tax indemnification, Tax allocation, or Tax sharing agreement or other contractual obligation pursuant to which it is or may at any time in the future be obligated to indemnify any other Person with respect to Taxes.

(c)        Urigen is not a party to any agreement, contract, arrangement, or plan that has resulted, or could result by reason of the transactions contemplated hereby, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(d)        Urigen has provided Parent with true and complete copies of all Tax Returns filed with respect to it or its predecessor, Urigen Canada, as the case may be, for taxable periods ending after December 31, 2005, and all examination reports and statements of deficiencies assessed against or agreed to be paid by it with respect to such taxable periods.

(e)        Urigen has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)         Urigen has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Urigen has not consummated, participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(g)        To Urigen’s knowledge, Urigen has not taken any action or engaged in any activities that would preclude the treatment of the Merger as a reorganization under Section 368(a) of the Code. In addition, Urigen does not have any plan or intention to take any action or engage in any activities that would preclude the treatment of the Merger as a reorganization under Section 368(a) of the Code.

3.11     Litigation.   No action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body or other Person) is pending or, to the knowledge of Urigen, threatened against Urigen (nor is there any basis therefor to the knowledge of Urigen) which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which might reasonably be expected, either in any individual case or in the aggregate, to materially adversely affect the business, assets, or financial condition of Urigen or materially impair the right or the ability of Urigen to carry on its business substantially as now conducted.

3.12     Safety, Zoning and Environmental Matters.   Except as set forth in Schedule 3.12, neither the offices or properties in or on which Urigen carries on its business nor the activities carried on therein are in violation of any zoning, health or safety law or regulation, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, and the Environmental Laws, except where a violation would not have a material adverse effect on the business, assets or financial condition of Urigen.

3.13     Labor Relations.   Except as set forth in Schedule 3.13 hereto, Urigen is in compliance in all material respects with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. None of the employees of Urigen is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Urigen.

3.14     Contracts.   Except for Contracts or other arrangements that have been fully performed and with respect to which Urigen has no further obligations or liabilities and except as listed in Schedule 3.14, Urigen is not a party to or otherwise bound by any Contract that is material to its financial condition, operations, business or assets, and Urigen is not a party to or otherwise bound by any Contract that may materially and adversely affect its ability to consummate the transactions contemplated hereby, including without limitation any:

(a)        agreement for the purchase, sale, assignment, lease, or license by, from or to it of assets (tangible or intangible), products, or services requiring total payments by or to it in excess of $20,000 in any instance, or entered into other than in the ordinary course of the operation of its business;

(b)        any mortgage, indenture, loan or credit agreement, security agreement or other arrangement or instrument relating to the borrowing of money or the extension of credit, including guaranties;

(c)        any distribution, joint marketing, development or license agreement;

(d)        agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other Person in excess of $20,000;

(e)        employment agreement, consulting agreement, or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of Urigen; and

(f)         agreement with any current or former Affiliate, stockholder, officer or director of Urigen or with any Person in which, to Urigen’s knowledge, any such Affiliate of it has an interest.

Each such material Contract is a valid, binding and enforceable obligation of Urigen, subject to the Enforcement Exceptions, and is in full force and effect. Neither Urigen nor, to its knowledge, any other party thereto, is in breach of, default under or noncompliance with any term of any such material Contract. No Contract listed in Schedule 3.14 hereto, includes or incorporates any provision, the effect of which could reasonably be expected to enlarge or accelerate any of the obligations of Urigen or to give additional rights to any other party thereto, or to terminate, lapse, trigger consent rights of any other Person or entity in respect thereof, or in any other way be affected, by reason of the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.14 hereto, no approval or consent of, or notice to any Person is needed in order that such material Contracts shall continue in full force and effect in accordance with their respective terms without penalty or acceleration of rights of early termination following the consummation of the transactions contemplated by this Agreement.

3.15     Intellectual Property.   Schedule 3.15 contains an accurate and complete list of all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and licenses known to be used in or convenient or necessary to Urigen’s business as now being conducted (collectively, and together with any technology, know-how, trade secrets, processes, research, data, clinical trial program, formulations, works-in-process, formulas and techniques used in, in the possession or control of, or necessary or convenient to its business, the “Intellectual Property”). Except as set forth in Schedule 3.15, Urigen owns, or has licensed or otherwise has the full unrestricted right to use (and has not received notice or any other indication disputing or challenging its right of use thereof), all Intellectual Property used in or necessary or convenient to its business or research program, and no other intellectual property rights, privileges, licenses, contracts, or other instruments, or evidences of interests are believed necessary to the conduct of its business, including, without limitation, the development and contemplated registration, marketing and sale of its Product Candidates. In any instance where Urigen’s rights to Intellectual Property arise under a license or similar agreement, this is indicated in Schedule 3.15 and such rights are licensed exclusively to it, except as indicated in Schedule 3.15. Except as indicated in Schedule 3.15, it has no obligation to compensate any other Person for the use of any Intellectual Property. Schedule 3.15 lists every instance in which it has granted to any other Person any license or other right to use in any manner any of the Intellectual Property, whether or not requiring the payment of royalties (other than commercial licenses of software entered into in the ordinary course of business). No other Person has an interest in or right or license to use any of its Intellectual Property. To the knowledge of Urigen, none of Urigen’s Intellectual Property is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. Except as set forth in Schedule 3.15, no litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to its Intellectual Property is pending, or to the best of its knowledge, threatened, nor is there any basis for any such litigation or proceeding. No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging Urigen with infringement of any patent, trademark, copyright, or other proprietary right is pending, or threatened, nor, to the best of Urigen’s knowledge, is there any basis for any such litigation or proceeding. Urigen maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of its Intellectual Property as constitutes trade secrets. Except as set forth in Schedule 3.15, Urigen has not conducted, nor has it commissioned the conducting of, any formal or informal validity, infringement, or similar studies regarding any Intellectual Property or any of the Product Candidates, including, but not limited to, the U101 Product Candidate.

3.16     Insurance.   Schedule 3.16 lists the policies of theft, fire, liability (including products liability), worker’s compensation, life, property and casualty, directors’ and officers’, and other insurance owned or held by it. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, or underwriters, are of the kinds and cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice. All such policies are in full force and effect, are sufficient for compliance in all material respects by it with all requirements of law and of all agreements to which it is a party.

3.17     Governmental Consent, Non Contravention, etc.   No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of Urigen, is required in connection with the Merger or the consummation of any other transaction contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) any provision of the Certificate of Incorporation or Bylaws of

Urigen, or (ii) any order, judgment, injunction, award or decree of any court or state, provincial or federal governmental or regulatory body applicable to Urigen except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Urigen.

3.18     Potential Conflicts of Interest.   Except as set forth on Schedule 3.18, no officer or director of Urigen (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person that is a lessor, lessee, customer or supplier of Urigen; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Urigen is using or the use of which is necessary for the business of Urigen; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Urigen, except for claims in the ordinary course of business.

3.19     Brokers.   Except as set forth on Schedule 3.19, no finder, broker, agent or other intermediary has been retained or utilized by, or has acted for or on behalf of, Urigen in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

3.20     Compliance with Other Instruments, Laws, etc.   Urigen has complied in all respects with, and is in compliance in all respects with, (i) all Laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (ii) all unwaived terms and provisions of all Contracts to which Urigen is a party, or by which Urigen or any of its properties is subject, and (iii) its Certificate of Incorporation and Bylaws, each as amended to date, except, in the case of clauses (i) through (iii), where any such failure to comply would not have a material adverse effect on the business, assets or financial condition of Urigen. Except as described on Schedule 3.20, Urigen does not have or need any licenses, permits or other authorizations from governmental authorities for the conduct of its business or in connection with the ownership or use of its properties, except where the failure to have any such license, permit or other authorization would not have a material adverse effect on the business, assets or financial condition of Urigen.

3.21     Minute Books.   The minute books of Urigen for the prior three (3) years made available to Parent for inspection accurately record therein all actions taken by Urigen’s Board of Directors, committees thereof and stockholders.

3.22     Ownership of Parent Stock.   As of the date hereof, Urigen (i) does not beneficially own, directly or indirectly, and (ii) is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent, which in the aggregate represent 5% or more of the outstanding shares of capital stock of Parent entitled to vote generally in the election of directors.

3.23     Re-domestication Dissent Particulars.   Schedule 3.23 sets forth the particulars (including the name of the stockholder and the number of shares held, as applicable) of all notices of dissent or similar notices received by Urigen Canada and Urigen in connection with the Re-domestication prior to the date hereof. Such notices, along with any similar notices received by Urigen Canada or Urigen after the date hereof, do not (and shall not) collectively pertain to Urigen Canada shares of a particular class (when aggregated with dissenting stockholders of other classes) in excess of 10% of the aggregate outstanding shares of all classes on an as-converted basis (measured at the effective time of the Re-domestication), and the President and Secretary of Urigen shall have delivered to Parent a certificate dated as of the Closing Date to the foregoing effect.

3.24     Agreements to Vote in Favor of the Merger.   Urigen has received written agreements from each director and officer of Urigen to vote the shares he or she beneficially owns in favor of approving this Agreement and the Merger.

3.25     Related Party Transactions.   Schedule 3.25 sets forth all arrangements, agreements and contracts or understandings (whether written or oral) entered into by Urigen (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (X) involving payments in excess of $60,000 or (Y) which may not be terminated at will by Urigen without penalty, or (ii) any Person who is an officer, director or Affiliate of Urigen. Copies of such documents, and such descriptions, all of which have previously been provided or made available to Parent, are true, complete and correct copies. Except as disclosed in Schedule 3.25, Urigen has not made any payments to, received any services from, or is dependent on any services of, any Affiliate of Urigen other than services provided by officers and directors in such capacities and payments to such officers and directors of Urigen in such capacities. Urigen is not a party to any arrangement, agreement, contract or understanding of the type that would be grandfathered in or prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 if Urigen were subject to Section 402.

3.26     Stockholder Vote Required.   The only vote of the holders of any class or shares of capital stock of Urigen necessary to approve the Merger and the transactions contemplated by this Agreement is the affirmative vote of holders of a majority of the outstanding Urigen Common Stock and Urigen Series A Preferred Stock voting together as a single class. The only vote of the holders of any class or shares of capital stock of Urigen necessary to approve the automatic conversion of the Urigen Series A Preferred Stock into Urigen Common Stock immediately prior to the Effective Time is the affirmative vote of the holders of 66 2/3% of the outstanding Urigen Series A Preferred Stock.

3.27     Relationships with Suppliers and Licensors.   No current supplier to Urigen has notified Urigen of an intention to terminate or substantially alter its existing business relationship with Urigen, nor has any licensor under a license agreement with Urigen notified Urigen of an intention to terminate or substantially alter Urigen’s rights under such license.

3.28     Full Disclosure.   No representation or warranty of Urigen in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by Urigen in connection with this Agreement or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or misleading, or necessary in order to provide Parent, Merger Sub and their respective stockholders with proper and complete information as to the business, condition, operations, and prospects of Urigen. There is no fact that Urigen has not disclosed to Parent, Merger Sub and their respective stockholders in writing that materially adversely affects, or (so far as Urigen can now foresee) is likely to affect materially and adversely, the business or condition (financial or otherwise) of Urigen or the ability of Urigen to perform its obligations under this Agreement or the Registration Statement or to consummate any of the transactions contemplated hereby or thereby.

3.29     Benefit Plans.   Schedule 3.29 sets forth a complete accurate and detailed description of all of Urigen’s Benefit Plans. Urigen acknowledges that Parent and Merger Sub are assuming none of Urigen’s Benefit Plans. Urigen has never sponsored, administered or contributed to any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”), that is subject to Title IV of ERISA. There are no accrued liabilities under any Benefit Plans, programs or practices maintained on behalf of Urigen’s employees which are not provided for on its books or in the Urigen Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, Urigen does not maintain any “employee welfare benefit plans,” as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of Urigen and to current employees of Urigen after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder (“COBRA”). Urigen shall provide any notices required under COBRA for events occurring on or prior to the Closing Date and shall provide all benefits required pursuant to COBRA in connection therewith.

3.30     Urigen Product Candidates; Regulatory Compliance.   Urigen is a development stage company and since inception has had no revenues. Urigen has no products or product candidates other than the investigational products listed on Schedule 3.30 (the “Product Candidates”). Urigen has no interest or ownership rights in, and has not submitted, any other regulatory filings or submissions related the development and clinical investigation of the Product Candidates, anywhere in the world, other than the Investigational New Drug Application, No. 73243, and all amendments and revisions thereto (the “IND”), filed with the U.S. Food & Drug Administration (“FDA”), related to clinical investigations of the U101 Product Candidate. Urigen has made available to Parent all documentation and information related to the efficacy, safety,side effects, injury, toxicity or sensitivity, reaction and incidents or severity thereof, associated with any clinical use, studies, investigations or tests of the Product Candidates, including without limitation the following documentation related to the IND: (a) all official FDA correspondence and (b) all adverse event reports. To the best of its knowledge, Urigen has not employed, or used a contractor or a consultant that employs, any individual or entity debarred by the FDA (or subject to a similar sanction of any other similar governmental authority, U.S or foreign), or any individual who or entity which is the subject of any FDA debarment investigation or proceeding (or similar proceeding of any other similar governmental authority, U.S or foreign) in the conduct of the preclinical development or clinical development of the Product Candidates, including but not limited to the U101 Product Candidate. Urigen has conducted, or has caused its contractors, investigators, or consultants to conduct, all preclinical development or clinical development of the Product Candidates in accordance with applicable Laws in all material respects. Without limiting the foregoing, the clinical investigations conducted pursuant to the IND have complied, in all material resects, with applicable Laws and Good Clinical Practices, as defined in the U.S. Food, Drug and Cosmetic Act, as amended. During the last three (3) years prior to the date hereof, Urigen has not received or been subject to:  (i) any FDA Form 483’s; (ii) any FDA Notices of Adverse Findings; or (iii) any warning letters or other FDA written correspondence in which FDA asserted that Urigen or its operations were not in compliance with applicable Laws. Urigen does not have any knowledge or information with respect to the initiation, pendency or threat by FDA or other comparable governmental authority of any material adverse regulatory action affecting any of the Product Candidates or the clinical investigations thereof.

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Except as otherwise disclosed in the Parent Reports, Parent and Merger Sub jointly and severally represent and warrant to Urigen as follows:

4.1        Organization and Standing of Parent and Merger Sub.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Each of Parent and Merger Sub has delivered to Urigen complete and correct copies of its Certificate of Incorporation and Bylaws and all amendments thereto. Parent is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary unless the failure to so qualify does not have any material adverse effect on the business, assets or financial condition of Parent.

4.2        Corporate Power, Binding Effect.   Subject to Parent’s and Merger Sub’s respective stockholders’ approval, each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform all of its agreements and obligations under this Agreement in accordance with its terms. Merger Sub has all requisite power and authority to enter into the Certificate of Merger and to perform all of its obligations under the Certificate of Merger. This Agreement has been duly authorized by each of Parent’s and Merger Sub’s respective Boards of Directors, has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with the terms hereof, subject only, in respect of the consummation of the Merger, to requisite approval by Parent’s and Merger Sub’s respective stockholders and to the Enforcement Exceptions. Upon execution and delivery by Parent and Merger Sub of the Certificate of Merger on the Closing Date, the Certificate of Merger will have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligation of, Parent and Merger Sub subject to the Enforcement Exceptions. Neither the execution, delivery or performance by either Parent or Merger Sub of this Agreement or the Certificate of Merger, as applicable, in accordance with their respective terms will result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, either Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to Parent or Merger Sub, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Parent.

4.3        Capitalization.   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which shares have been issued to and are owned by Parent as of the date hereof. As of September 26, 2006, the authorized capital stock of Parent consists of (i) 190,000,000 shares of Parent Stock, 17,082,965 shares of which are issued and outstanding and (ii) 10,000,000 shares of preferred stock, no shares of which are issued and outstanding. Schedule 4.3 hereto sets forth, as of the date hereof, as to each option, warrant or other rights, the holder, date of grant, exercise price and number of shares subject thereto. All of the outstanding shares of Parent and Merger Sub are validly issued and outstanding, fully paid and nonassessable and were issued in material compliance with the Securities Act. All shares of Parent Stock to be issued to Urigen Stockholders under this Agreement (including under Article 2 hereof) will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to the pre-emptive rights of others. Except as set forth on Schedule 4.3, Parent is neither a party to nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of any equity security of Parent or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of any equity security of Parent or obligating Parent to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements.

4.4        Listing.   The Parent Stock is listed for quotation on the Nasdaq Capital Market under the symbol “VLTS”. Parent is in full compliance with the listing maintenance requirements of the Nasdaq Capital Market. Since listing the Parent Stock on the Nasdaq Capital Market, Parent has not received any notice that (i) Parent is not in full compliance with the listing maintenance requirements of the Nasdaq Capital Market, or (ii) that Parent Stock may be delisted from the Nasdaq Capital Market.

4.5        Reports and Financial Statements.

(a)        Parent has previously furnished to Urigen, or made available through the Commission’s website www.sec.gov, complete and accurate copies, as amended or supplemented, of its (i) Annual Reports on Form 10-K for the fiscal years ended June 30, 2004 (the “2004 10-K”), June 30, 2005 (the “2005 10-K”) and June 30, 2006 (the “2006 10-K”; and collectively with the 2004 10-K and the 2005 10-K, the “10-Ks”), together with all exhibits thereto, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q, together with all exhibits thereto, as filed with the Commission since June 30, 2006, and (iii) other reports filed by Parent with the Commission since June 30, 2006 (such reports and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the “Parent Reports”). The 10-Ks contain true and complete copies of Parent’s audited balance sheet (each, a “Parent Balance Sheet”) as at June 30, respectively, of 2004, 2005 and 2006 and audited statements of operations and audited consolidated statements of cash flows for each of the periods then ended (collectively, the “Parent Financial

Statements”). The Parent Financial Statements present fairly the financial position of Parent as of June 30, respectively, of 2004, 2005 and 2006 and the results of operations and cash flows for each of the respective periods then ended all in conformity with U.S. GAAP applied on a consistent basis, except as stated therein and subject, in the case of quarterly results, to normal year-end adjustments that were not, or are not expected to be, material in amount. Except as contemplated by this Agreement and the Expenses of Parent, since June 30, 2006, there has been no material adverse change in the business, assets, financial condition or results of operations of the Parent.

(b)        Parent has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since July 1, 2003 under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for any non-filings or noncompliance which are not in the aggregate material to the financial condition, results of operations or business of Parent or which will not prevent or delay in any material respect the consummation of the transactions contemplated hereby including, but not limited to, the filing of a registration statement with respect to the shares of Parent Stock to be issued in the Merger. Each of such form, report, schedule, statement or other document filed by Parent with the Commission since July 1, 2003, at the time it was filed, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and with the forms and regulations of the Commission promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact necessary, at the time such document was filed, in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such facts as were corrected in any subsequent form, report, schedule, statement or other document filed with the Commission by the Parent.

4.6        Governmental Consent, Non-Contravention, etc..   No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of Parent or Merger Sub, is required in connection with the Merger or the consummation of any other transaction contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and any filings required under state and federal securities laws in connection with the issuance of the Merger Consideration. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) any provision of the Certificate of Incorporation and Bylaws of Parent or Merger Sub, or (ii) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to Parent or Merger Sub except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Parent.

4.7        Brokers.   Except for B. Riley & Co., no finder, broker, agent or other intermediary has been retained or utilized by, or has acted for or on behalf of, Parent or Merger Sub in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

4.8        Full Disclosure.   No representation or warranty of the Parent or Merger Sub in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by the Parent or Merger Sub in connection with this Agreement or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or misleading, or necessary in order to provide Urigen and its stockholders with proper and complete information as to the business, condition, operations, and prospects of Parent or Merger Sub. There is no fact that the Parent or Merger Sub has not disclosed to Urigen and its stockholders in writing that materially adversely affects, or (so far as Parent or Merger Sub can now foresee) is likely to affect materially and adversely, the business or condition (financial or otherwise) of the Parent or Merger Sub or the ability of Parent or Merger Sub to perform its obligations under this

Agreement or the Registration Statement or to consummate any of the transactions contemplated hereby or thereby.

4.9        Merger Sub.   Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Since the date of its incorporation, Merger Sub has neither engaged in nor transacted any business or activity of any nature whatsoever other than activities related to its corporate organization and the execution and delivery of this Agreement and the related documents and instruments. Merger Sub has no assets or properties or debts, liabilities or obligations of any kind whatsoever, and with the exception of this Agreement and the related documents and instruments, is not a party to any contract, agreement or undertaking of any nature.

4.10     Compliance with Other Instruments, Laws, etc.   Each of Parent and Merger Sub has complied in all material respects with, and is in compliance in all material respects with, (i) all Laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which it is a party, or by which it or any of its properties is subject, and (iii) its Certificate of Incorporation and Bylaws, each as amended to date, except, in the case of clauses (i) through (iii), where such failure to comply would not have a material adverse effect on the business, assets or financial condition of Parent. Parent does not have or need any licenses, permits or other authorizations from governmental authorities for the conduct of its business or in connection with the ownership or use of its properties, except where the failure to have any such license, permit or other authorization would not have a material adverse effect on the business, assets or financial condition of Parent.

4.11     Minute Books.   The minute books of Parent and Merger Sub for the prior three (3) years made available to Urigen for inspection accurately record therein all actions taken by Parent’s and Merger Sub’s respective Boards of Directors, committees thereof, and stockholders.

4.12     Agreements to Vote in Favor of the Merger.   Parent has received written agreements from each director and officer of Parent to vote the shares he or she beneficially owns in favor of approving this Agreement and the Merger.

ARTICLE 5.   CONDUCT OF URIGEN’S BUSINESS PRIOR TO EFFECTIVE DATE.

Urigen covenants and agrees that, from and after the date of this Agreement and until the Effective Time, except as otherwise provided herein or specifically consented to or approved by Parent in writing:

5.1        Full Access.   Urigen shall afford to Parent and Merger Sub and their authorized representatives full access during normal business hours and with reasonable advance notice to all properties, books, records, contracts and documents of Urigen and a full opportunity to make such investigations as they shall reasonably deem necessary of Urigen, and Urigen shall furnish or cause to be furnished to Parent and Merger Sub and their authorized representatives all such information with respect to the affairs and businesses of Urigen as Parent or Merger Sub may reasonably request.

5.2        Carry on in Regular Course.   Urigen shall use commercially reasonable efforts to carry on its business in usual and ordinary course (except as permitted by Section 5.4) and to preserve all of its and its predecessors’ accounting and business records, corporate records, trade secrets and proprietary information and other Intellectual Property for the benefit of the Surviving Corporation.

5.3        No Dividends, Issuances, Repurchases, etc.   Urigen shall not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock, or issue any options, warrants or other rights to acquire shares of its capital stock or securities exchangeable for or convertible into shares of its capital stock, except for the issuance of shares of capital stock of Urigen upon the exercise of options or warrants outstanding on the date hereof or upon the conversion of convertible promissory notes outstanding on the date hereof as provided in Section 2.10 and Section 7.8 of this Agreement.

5.4        Contracts and Commitments.   Urigen shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices; provided that, subject to compliance with applicable Laws and so long as Parent would not otherwise have to amend, supplement or recirculate its Proxy Statement, Urigen shall not be prohibited from communicating with potential investors to assess their general interest in providing additional capital to Parent or Urigen subsequent to the Closing Date provided that no offers or sales shall be made unless and until the Merger is consummated and, any such communications are disclosed to Parent and Parent shall have consented prior thereto, which consent shall not be unreasonably refused, conditioned or delayed.

5.5        Sale of Capital Assets.   Without the prior consent of Parent, Urigen shall not (i) sell, lease as lessor, license as licensor, or otherwise dispose of any capital asset with a market value in excess of $20,000, or of capital assets of market value aggregating with respect to Urigen taken as a whole in excess of $20,000, (ii) sell, lease as lessor, license as licensor, or otherwise dispose of any asset other than in the ordinary course of business; provided, that Urigen shall not license any of Urigen’s Intellectual Property, (iii) borrow money other than under existing notes payable, line of credit or other credit facilities or in the ordinary course of business, in excess of $20,000, (iv) incur or pay any material liability other than in the ordinary course of business, or (v) guarantee or otherwise incur any material liability with respect to the obligation of any other Person in excess of $20,000; provided that, subject to compliance with applicable Laws and so long as Parent would not otherwise have to amend, supplement or recirculate its Proxy Statement, Urigen shall not be prohibited from communicating with potential investors to assess their general interest in providing  additional capital to Parent or Urigen subsequent to the Closing Date provided that no offers or sales shall be made unless and until the Merger is consummated, and any such communications are disclosed to Parent and Parent shall have consented prior thereto, which consent shall not be unreasonably refused, conditioned or delayed.

5.6        Preservation of Organization.   Urigen shall use commercially reasonable efforts to keep the service of its current employees and agents and preserve for Parent and Merger Sub the present relationships with suppliers, scientists, researchers, licensors, parties to contracts and others having business relations with Urigen. Urigen shall not amend its Certificate of Incorporation or Bylaws. Urigen shall not merge, amalgamate or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever.

5.7        No Default.   Urigen shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Urigen which could have a material adverse effect on the business, assets or financial condition of Urigen.

5.8        Compliance with Laws.   Urigen shall duly comply with all Laws, regulations and orders applicable with respect to its business.

5.9        Advice of Change.   Urigen shall promptly advise Parent in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain knowledge) that does or could reasonably be expected to (i) call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated hereby, (iii) have any material adverse effect on the business, financial condition, or assets of Urigen, or (iv) make any of Urigen’s representations or warranties set forth in Article 3 hereof untrue or incorrect.

5.10     Consents of Third Parties.   Urigen shall use commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to Parent, to the consummation of the transactions contemplated by this Agreement, by each party to any contract, commitment or obligation of Urigen, in each case under which such consent is required.

5.11     Intentionally Omitted.

5.12     Satisfaction of Conditions Precedent.   Urigen shall use commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in Article 7 hereof.

5.13     Transactions with Affiliates.   Urigen shall not enter into any transactions with any of its employees, consultants or Affiliates without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.

5.14     Urigen No Shop.

(a)        Urigen shall not (and Urigen shall use its best efforts to ensure that the officers, directors, employees, representatives and agents of Urigen, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), do not), directly or indirectly, knowingly encourage, solicit, participate in (except for incidental, immaterial contact not willfully initiated and promptly terminated once the prohibited nature of such contact is known) or initiate discussions or negotiations with, or provide any information to (except for incidental, non-material information provided as a result of incidental, immaterial contact not willfully initiated and promptly terminated after the prohibited nature of such contact is known), any Person or group (other than Parent and Merger Sub and their respective Affiliates and Representatives) concerning any Urigen Third Party Acquisition Proposal or potential Urigen Third Party Acquisition Proposal, except that nothing contained in this Section 5.14(a) or any other provision hereof shall prohibit Urigen, its Representatives or Urigen Board of Directors from (i) taking and disclosing to Urigen’s stockholders a position with respect to a tender or exchange offer by a third party or (ii) making any disclosure to Urigen’s stockholders or furnishing information to a third party which has made a bona fide Urigen Third Party Acquisition Proposal if, in the good faith judgment of the Urigen Board of Directors, after consultation with outside counsel, failure to make such disclosures would be contrary to its fiduciary obligations under applicable law or furnishing information to a third party which has made a bona fide Urigen Third Party Acquisition Proposal which is reasonably likely to be a Urigen Superior Proposal, provided that Urigen may not, except as permitted by Section 5.14(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger. Upon execution of this Agreement, Urigen will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the approval of the Merger and this Agreement at Urigen stockholders meeting or, if the Merger has not been consummated within thirty (30) days after the Urigen stockholders meeting (except by reason of Urigen’s failure to fulfill any obligation under this Agreement) and such actions occur more than thirty (30) days after Urigen stockholders meeting), Urigen or its Representatives may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning a Urigen Third Party Acquisition Proposal if such proposal is a Urigen Third Party Acquisition Proposal not solicited in violation of this Agreement which is reasonably likely to be a Urigen Superior Proposal. A Urigen Third Party Acquisition Proposal will be a Urigen Superior Proposal only if:

(x)        a Person has, on an unsolicited basis, submitted a written proposal to Urigen’s Board of Directors relating to any Urigen Third Party Acquisition Proposal which the Board of Directors determines in good faith (based on the advice of its financial adviser of recognized reputation) to be reasonably capable of being completed on substantially all of the terms proposed and to be more favorable to Urigen and its stockholders and to be a proposal for which financing, to the extent required, is then committed or which in the good faith judgment of Urigen Board of Directors, is reasonably capable of being obtained by such Person; and

(y)        Urigen Board of Directors determines in good faith, after consultation with outside counsel, that such action is required or that there is a reasonable risk that such action is required in order for the Board of Directors to act in a manner consistent with the fiduciary duties of the Board of Directors to Urigen’s stockholders under applicable law.

(b)        Urigen shall, as promptly as possible (and in no event later than twenty-four (24) hours) notify Parent and Merger Sub, orally and in writing, of the existence of any Urigen Third Party Acquisition Proposal, or any modification of or amendment to any Urigen Third Party Acquisition Proposal, or any request for nonpublic information relating to Urigen in connection with a Urigen Third Party Acquisition Proposal, and Urigen will promptly communicate to Parent and Merger Sub, orally and in writing, the terms of any Urigen Third Party Acquisition Proposal, modification or request which it may receive, the identity of the party making such Urigen Third Party Acquisition Proposal, modification or request, and copies of all information considered by Urigen in determining that the Urigen Third Party Acquisition Proposal constitutes a Urigen Superior Proposal and whether Urigen is providing or intends to provide the Person making the Urigen Third Party Acquisition Proposal, modification or request with access to information concerning Urigen, and will promptly provide to Parent and Merger Sub copies of any written materials received by Urigen describing or stating such Urigen Third Party Acquisition Proposal. Urigen will promptly provide to Parent and Merger Sub any non-public information concerning Urigen provided to any other party which was not previously provided to Parent or Merger Sub.

(c)        Except as set forth in this Section 5.14(c), neither the Urigen Board of Directors nor any committee thereof shall (i) withhold, withdraw or modify, or propose to withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Urigen Third Party Acquisition Proposal, or (iii) enter into any agreement with respect to any Urigen Third Party Acquisition Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Urigen Board of Directors may withhold, withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Urigen Superior Proposal, or enter into an agreement with respect to a Urigen Superior Proposal, and may terminate this Agreement in order to substantially concurrently enter into an agreement with respect to such Urigen Superior Proposal, in each case at any time after the tenth (10th) Business Day following delivery to Parent and Merger Sub of written notice from Urigen advising Parent and Merger Sub that the Urigen Board of Directors has received a Urigen Superior Proposal which it intends to accept, specifying the material terms and conditions of such Urigen Superior Proposal, and identifying the Person making such Urigen Superior Proposal, contemporaneously but only if Urigen shall have caused its financial and legal advisors to, if requested by Parent or Merger Sub, negotiate with Parent and Merger Sub to make such adjustments in the terms and conditions of this Agreement as would enable Urigen to proceed with the transactions contemplated herein on such adjusted terms and, at the end of such ten (10) Business Day period, the Urigen Board of Directors, in good faith continues reasonably to believe, that the Urigen Third Party Acquisition Proposal constitutes a Urigen Superior Proposal.

5.15     Tax Obligations.   Urigen shall timely prepare, in a manner consistent with past practice, and file all Tax Returns of Urigen and Urigen Canada required to be filed the due date of which (including reasonable extensions) occurs on or before the Effective Time and pay all Taxes due with respect to any such Tax Returns. Additionally, Urigen shall not make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, suit, litigation, proceeding, investigation, audit or controversy relating to Taxes (unless required by law).

ARTICLE 6.   CONDUCT OF PARENT BUSINESS PRIOR TO EFFECTIVE DATE.

Parent covenants and agrees that, from and after the date of this Agreement and until the Effective Time, except as otherwise provided herein or specifically consented to or approved by Urigen in writing:

6.1        Full Access.   Parent and Merger Sub shall afford to Urigen and its authorized representatives full access during normal business hours and with reasonable advance notice to all properties, books, records, contracts and documents of Parent and Merger Sub and a full opportunity to make such investigations as it shall reasonably deem necessary of Parent and Merger Sub, and Parent and Merger Sub shall furnish or cause to be furnished to Urigen and its authorized representatives all such information with respect to the affairs and businesses of Parent and Merger Sub as Urigen may reasonably request.

6.2        Carry on in Ordinary Course.   Parent shall use commercially reasonable efforts to carry on its business in the usual and ordinary course (except as permitted by Section 6.5) and to preserve all of its accounting and business records, corporate records, trade secrets and proprietary information and relationships, subject to its right to continue the liquidation of its discontinued operations.

6.3        No Dividends, Issuances, Repurchases, etc.   Parent shall not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of any shares of its capital stock, or, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, issue, purchase, redeem or acquire for value any shares of its capital stock, or issue any options, warrants or other rights to acquire shares of its capital stock or securities exchangeable for or convertible into shares of its capital stock, except for the issuance of shares of capital stock of Parent upon the exercise of options or warrants outstanding on the date hereof or upon the conversion of any convertible promissory notes outstanding on the date hereof. Parent shall not sell or pledge, or agree to sell or pledge, any shares of the capital stock of the Merger Sub.

6.4        Contracts and Commitments.   Except as set forth on Schedule 6.4, Parent shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices, subject to its right to continue the liquidation of its discontinued operations.

6.5        Sale of Capital Assets.   Except as set forth on Schedule 6.5, without the prior consent of Urigen (which consent will not be unreasonably withheld, conditioned or delayed with respect to Parent’s liquidation of its discontinued operations), Parent shall not (i) sell, lease as lessor, license as licensor, or otherwise dispose of any capital asset with a market value in excess of $20,000, or of capital assets of market value aggregating with respect to Parent taken as a whole in excess of $20,000, (ii) sell, lease as lessor, license as licensor, or otherwise dispose of any asset other than in the ordinary course of business, (iii) borrow money other than under existing notes payable, line of credit or other credit facilities or in the ordinary course of business in excess of $20,000, (iv) incur or pay any material liability other than in the ordinary course of business, or (v) guarantee or otherwise incur any material liability with respect to the obligation of any other Person in excess of $20,000.

6.6        Preservation of Organization.   Parent shall not amend its Certificate of Incorporation or Bylaws (other than in connection with the Reverse Split). Parent shall not merge or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever.

6.7        No Default.   Parent shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation of Parent which could have a material adverse effect on the business, assets or financial condition of Parent (other than with respect to discontinued operations).

6.8        Compliance with Laws.   Parent shall duly comply with all Laws, regulations and orders applicable with respect to its business.

6.9        Advice of Change.   Parent shall promptly advise Urigen in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain knowledge) that does or could reasonably be expected to (i) call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated hereby, (iii) have any material adverse effect on the business or financial condition of Parent (other than in connection with discontinued operations), (iv) make any of Parent’s representations or warranties set forth in Article 4 hereof untrue or incorrect, or (v) adversely affect Parent’s ability to comply with Section 2.14.

6.10     Consents of Third Parties.   Parent shall use commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to Urigen, to the consummation of the transactions contemplated by this Agreement, by each party to any Contract, commitment or obligation of Parent, in each case under which such consent is required.

6.11     Intentionally Omitted.

6.12     Satisfaction of Conditions Precedent.   Parent shall use its best efforts to cause the satisfaction of the conditions precedent contained in Article 8 hereof.

6.13     Transactions with Affiliates.   Except as set forth on Schedule 6.13, Parent shall not enter into any transactions with any of its employees, consultants or Affiliates without the prior written consent of Urigen, which consent will not be unreasonably withheld or delayed.

6.14     Acquiror No Shop.   (a) Neither Parent nor Merger Sub shall (and each of Parent and Merger Sub shall use its best efforts to ensure their respective Representatives do not), directly or indirectly, knowingly encourage, solicit, participate in (except for incidental, immaterial contact not willfully initiated and promptly terminated once the prohibited nature of such contact is known) or initiate discussions or negotiations with, or provide any Parent information to, (except for incidental, non-material information provided as a result of incidental, immaterial contact not willfully initiated and promptly terminated after the prohibited nature of such contact is known), any Person or group (other than Urigen and its Affiliates or Representatives) concerning any Parent Third Party Acquisition Proposal or potential Parent Third Party Acquisition Proposal, except that nothing contained in this Section 6.14(a) or any other provision hereof shall prohibit Parent, Merger Sub, their respective Representatives or their respective Boards of Directors from (i) taking and disclosing to their respective stockholders a position with respect to a tender or exchange offer by a third party or (ii) making any disclosure to their respective stockholders or furnishing information to a third party which has made a bona fide Parent Third Party Acquisition Proposal if, in the good faith judgment of their respective Boards of Directors, after consultation with outside counsel, failure to make such disclosures would be contrary to their fiduciary obligations under applicable law or (iii) furnishing information to a third party which has made a bona fide Parent Third Party Acquisition Proposal which is reasonably likely to be a Parent Superior Proposal, provided that Parent and Merger Sub may not, except as permitted by Section 6.14(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger. Upon execution of this Agreement, Parent and Merger Sub will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the approval of the Merger and this Agreement at the stockholders meetings of Parent and Merger Sub or, if the Merger has not been consummated within thirty (30) days after the stockholders meetings of Parent and Merger Sub (except by reason of the failure of Parent and Merger Sub to fulfill any obligations under this Agreement) and such actions occur more than thirty (30) days after the stockholders meetings of Parent and Merger Sub), Parent, Merger Sub or their respective Representatives may furnish information concerning their respective businesses, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning a Parent Third Party Acquisition Proposal if such proposal is a Parent Third Party Acquisition Proposal not solicited in violation of this Agreement which is reasonably likely to be a Parent Superior Proposal. A Parent Third Party Acquisition Proposal will be a Parent Superior Proposal only if:

(x)        a Person has, on an unsolicited basis, submitted a written proposal to the Board of Directors of Parent or Merger Sub relating to any Parent Third Party Acquisition Proposal which the Board of Directors determines in good faith (based on the advice of its financial adviser of recognized reputation) to be reasonably capable of being completed on substantially all of the terms proposed and to be more favorable to Parent and its stockholders and to be a proposal for which financing, to the extent required, is then committed or which in the good faith judgment of the Board of Directors of Parent or Merger Sub, is reasonably capable of being obtained by such Person; and

(y)        the Board of Directors of Parent or Merger Sub determines in good faith, after consultation with outside counsel, that such action is required or that there is a reasonable risk that such action is required in order for the Board of Directors to act in a manner consistent with the Board of Directors’ fiduciary duties to the stockholders of Parent or Merger Sub under applicable law.

(b)        Parent and Merger Sub shall, as promptly as possible (and in no event later than twenty-four (24) hours) notify Urigen, orally and in writing, of the existence of any Parent Third Party Acquisition Proposal, or any modification of or amendment to any Parent Third Party Acquisition Proposal, or any request for nonpublic information relating to Parent, Merger Sub or any of their subsidiaries in connection with a Parent Third Party Acquisition Proposal, and Parent and Merger Sub will promptly communicate to Urigen, orally and in writing, the terms of any Parent Third Party Acquisition Proposal, modification or request which it may receive, the identity of the party making such Parent Third Party Acquisition Proposal, modification or request, and copies of all information considered by Parent in determining that the Parent Third Party Acquisition Proposal constitutes a Parent Superior Proposal and whether Parent and Merger Sub are providing or intend to provide the Person making the Parent Third Party Acquisition Proposal, modification or request with access to information concerning Parent and Merger Sub, and will promptly provide to Urigen copies of any written materials received by Parent and Merger Sub describing or stating such Parent Third Party Acquisition Proposal. Parent and Merger Sub will promptly provide to Urigen any non-public information concerning Parent and Merger Sub provided to any other party which was not previously provided to Urigen.

(c)        Except as set forth in this Section 6.14(c), neither the Boards of Directors nor any committees of Parent and Merger Sub shall (i) withhold, withdraw or modify, or propose to withhold, withdraw or modify, in a manner adverse to Urigen, the approval or recommendation by such Boards of Directors or any such committees of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Parent Third Party Acquisition Proposal, or (iii) enter into any agreement with respect to any Parent Third Party Acquisition Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Boards of Directors of Parent and Merger Sub may withhold, withdraw or modify their approval or recommendation of this

Agreement or the Merger, approve or recommend a Parent Superior Proposal, or enter into an agreement with respect to a Parent Superior Proposal, and may terminate this Agreement in order to substantially concurrently enter into an agreement with respect to such Parent Superior Proposal, in each case at any time after the tenth (10th) Business Day following delivery to Urigen of written notice from Parent or Merger Sub advising Urigen that the Board of Directors thereof has received a Parent Superior Proposal which it intends to accept, specifying the material terms and conditions of such Parent Superior Proposal, and identifying the Person making such Parent Superior Proposal, contemporaneously but only if Parent or Merger Sub shall have caused its financial and legal advisors to, if requested by Urigen, negotiate with Urigen to make such adjustments in the terms and conditions of this Agreement as would enable Parent or Merger Sub to proceed with the transactions contemplated herein on such adjusted terms and, at the end of such ten (10) Business Day period, the Board of Directors of Parent or Merger Sub, in good faith continues reasonably to believe, that the Parent Third Party Acquisition Proposal constitutes a Parent Superior Proposal.

6.15     Maintenance of Listing.   Parent will use its commercially reasonable efforts to maintain the listing of Parent Stock on the Nasdaq Capital Market and to keep current its filings with the Commission as required under Section 13 of the Exchange Act. Parent shall immediately notify Urigen of, and provide Urigen a copy of, any notice or correspondence from the Nasdaq Capital Market.

6.16     Certain Covenants of Parent.   Except as disclosed in Schedule 6.16, from August 24, 2006 until the earlier of the Closing Date or the termination of this Agreement, Parent covenants and agrees that it has not done, and will not do or agree or commit to do, nor will it permit any subsidiary of Parent to do or agree or commit to do, any of the following without the prior written consent (except as specifically provided otherwise in this Agreement) of Urigen (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        grant any material increase in compensation or benefits to the employees or officers or directors of Parent or its subsidiaries, except as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on or before August 24, 2006; enter into or amend any Benefit Plan with employees or officers or directors of Parent or its subsidiaries; grant any increase in fees or other increases in compensation or other benefits to employees or officers or directors of Parent or its subsidiaries, or voluntarily accelerate the vesting of any benefits under any Benefit Plan; or

(b)        enter into or amend any employment Contract between Parent or its subsidiaries and any other Person (unless such amendment is required by Law) that Parent does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Closing Date; or

(c)        adopt any new Benefit Plan of or for Parent or its subsidiaries or make any material change in or to any existing Benefit Plan of or for Parent or its subsidiaries other than any such change that is required by Law.

(d)        For purposes of this Section:

(i)         “Benefit Plans” shall mean as to any Person (1) each equity incentive, stock purchase, stock option, stock bonus or other equity compensation plan, program, Contract or arrangement; (2) each employment, consulting, severance or termination pay, plan, program, Contract or arrangement; (3) each medical, surgical, hospitalization, dental, life, accident or disability insurance (whether individually or group based) policy, plan, program, Contract or arrangement; (4) each other “welfare” plan or program, contract or arrangement; (5) each profit-sharing, cash bonus, or other cash compensation plan, program, Contract or arrangement; (6) each thrift, savings, retirement or pension fund, plan, program,

Contract or arrangement; (7) each deferred compensation plan, program, Contract or arrangement; (8) each vacation, sick leave, maternity, paternity or hardship leave policy plan, program, Contract, or arrangement; (9) each sabbatical, education, investment, loan, transportation, security, technology or other fringe or pecuniary benefit policy plan, program, Contract, or arrangement; (10) each collectively bargaining or labor agreement; (11) employee manuals and all written or binding oral statements of policies, customs, or understandings related to employment (whether as an employee or independent contractor) which are provided to, for the benefit of or relate to any Persons employed or retained by such Person, and (12) each other benefit plan, fund, program, Contract or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by such Person or by any Affiliate of such Person, or to which any Person or any Affiliate of such Person is party, for the benefit of any director, employee, former employee or Family Member of any of the foregoing of such Person or any subsidiary of such Person or under which such Person or an Affiliate of such Person has any liability, contingent or otherwise.

(ii)       “Family Member” means, as to any referenced natural Person, such a Person’s spouse, parents, children, brothers and sister, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who, in each case, permanently resides in such Person’s home (other than in exchange for the payment of compensation or the provisions of goods or services) or who is under the age of eighteen.

ARTICLE 7.   CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATIONS.

Notwithstanding the provisions of Article 1 and Article 2, Parent and Merger Sub shall be obligated to perform the acts contemplated for performance by them under this Agreement only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived by Parent and Merger Sub:

7.1        Accuracy of Representations and Warranties by Urigen.   The representations and warranties of Urigen set forth in Article 3 of this Agreement (including any schedules thereto) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date or any such changes, circumstances or events, making such representations and warranties not true or correct would not, individually or in the aggregate, constitute a material adverse effect on Urigen’s business, assets or financial condition), except for changes permitted or required by this Agreement.

7.2        Compliance by Urigen.   Urigen shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

7.3        Approval by Urigen Stockholders; Delivery of Agreement of Merger.   The Urigen Stockholders shall have authorized and approved this Agreement, the Merger contemplated hereby and the automatic conversion of the Urigen Preferred Stock as required by applicable Law and the Certificate of Incorporation and Bylaws of Urigen and Urigen shall have duly executed and delivered or caused to be duly executed and delivered the Certificate of Merger and the related agreements.

7.4        No Restraining Order.   No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the consummation of the Merger or other transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

7.5        No Material Change.   There shall not have been any material adverse change in the business, assets or financial condition (taking into account Urigen’s financial condition as of the date of this Agreement) of Urigen.

7.6        Urigen Certificate.   Urigen shall have executed and delivered to Merger Sub and Parent a certificate dated the Closing Date in the form of Exhibit B attached hereto, duly executed by Urigen’s President or any Vice President, certifying to the fulfillment of the conditions set forth in Section 7.1, Section 7.2, Section 7.4 and Section 7.5 hereof.

7.7        Proceedings and Documents Satisfactory.   All proceedings in connection with the Merger contemplated by this Agreement and the other transactions contemplated hereby and all certificates and documents delivered to Parent or Merger Sub pursuant to this Article 7 or otherwise reasonably requested by Parent or Merger Sub shall be executed and delivered by Urigen and shall be reasonably satisfactory to Parent and Merger Sub.

7.8        Exercise of Stock Options; Conversion of Convertible Securities; Release of Claims.   Each outstanding stock option, warrant, and other right to purchase or acquire the capital stock of Urigen shall have been exercised, waived or released and/or Urigen shall have entered into an agreement, satisfactory in form and substance to Parent and its counsel, with each Person holding outstanding stock options, warrants, and other rights to purchase shares of the capital stock of Urigen (including convertible debt) or shall be exchangeable for shares of Parent Stock to be issued by Parent taking into account the Conversion Number. Additionally, all outstanding securities exchangeable for or convertible into capital stock of Urigen, including, without limitation, the Urigen Preferred Stock, shall be exchanged and/or converted into Urigen Common Stock prior to the Merger.

7.9        Consents.   All consents required to be secured by Urigen pursuant to Section 5.10 shall have been secured on or prior to the Closing Date.

7.10     Dissenting Shares.   Holders of at least 90% of the issued and outstanding shares of Urigen Stock shall have (i) voted in favor or consented to the Re-domestication and (ii) voted in favor of or consented to the Merger, or shall have otherwise waived or failed to perfect any appraisal rights to which they may otherwise be entitled under DGCL, and the President and Secretary of Urigen shall have delivered to Parent a certificate dated as of the Closing Date to the foregoing effect.

7.11     FIRPTA Certificate.   Prior to or at the Closing, Urigen shall deliver to Parent a duly executed “transferor’s certification of non foreign status” in the form specified by Treas. Reg. § 1.1445-2(b)(2).

7.12     Re-domestication Certificate.   Urigen shall have delivered to Parent the officers’ certificate referenced in Section 3.23.

7.13     Investor Questionnaires.   Parent shall have received from each holder of shares of Urigen Stock or securities convertible or exchangeable or exercisable for Urigen Stock, an investor suitability questionnaire in form and substance satisfactory to Parent, containing customary investment representations and certifying that such holder qualifies as an “accredited investor” as defined in Regulation D promulgated under the Securities Act, or Parent shall be satisfied that an another exemption from registration shall be applicable to such investor’s receipt of the Merger Consideration as contemplated herein, or applicable qualification or registration shall have been obtained under applicable blue sky law at the expense of Urigen.

7.14     Registration Statement.   (i) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission and not concluded or withdrawn and (ii) all state securities or

“blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

ARTICLE 8.   CONDITIONS PRECEDENT TO URIGEN’S OBLIGATIONS.

Notwithstanding the provisions of Article 1 and Article 2, Urigen shall be obligated to perform the acts contemplated for performance by it under this Agreement only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived by Urigen:

8.1        Accuracy of Representations and Warranties by Parent and Merger Sub.   The representations and warranties of Parent and Merger Sub set forth in Article 4 of this Agreement and in any Schedules and exhibits to this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date or any such changes, circumstances or events, making such representations and warranties not true or correct would not, individually or in the aggregate, constitute a material adverse effect on Parent’s business, assets or financial condition), except for changes permitted or required by this Agreement.

8.2        Compliance by Parent and Merger Sub.   Parent and Merger Sub shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by them on or before the Closing Date.

8.3        Approval by Parent Stockholders; Delivery of Agreement of Merger.   Parent Stockholders shall have authorized and approved this Agreement and the Merger contemplated hereby as required by applicable law and the Certificate of Incorporation and Bylaws of Parent and Parent shall have duly executed and delivered or caused to be duly executed and delivered the Certificate of Merger and the related agreements.

8.4        No Restraining Order.   No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the Merger or other transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

8.5        No Material Change.   There shall not have been any material adverse change in the business, assets or financial condition of Parent (excluding the impact of Parent’s liquidation of its discontinued operations permitted by Article 6 of this Agreement).

8.6        Parent and Merger Sub Certificates.   Each of Parent and Merger Sub shall have delivered to Urigen a certificate dated the Closing Date in the form attached hereto as Exhibit C, duly executed by its President or one of its Vice Presidents, certifying to the fulfillment of the conditions set forth in Section 8.1, Section 8.2, Section 8.4 and Section 8.5 hereof.

8.7        Proceedings and Documents Satisfactory.   All proceedings in connection with the Merger contemplated by this Agreement and the other transactions contemplated hereby and all certificates and documents delivered to Urigen pursuant to this Article 8 or otherwise reasonably requested by Urigen shall be executed and delivered by Parent and Merger Sub and shall be reasonably satisfactory to Urigen.

8.8        Resignations of Directors and Officers.   All of the directors and officers of Parent or Merger Sub that Urigen has requested resign their positions shall have resigned their positions with Parent or Merger Sub on or prior to the Closing Date, and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as Urigen shall have reasonably requested.

8.9        Registration Statement.   (i) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission and not concluded or withdrawn and (ii) all state securities or “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

ARTICLE 9.   CERTAIN COVENANTS OF THE PARTIES.

9.1        Approval of Stockholders.   Subject to the exceptions set forth in Sections 5.14 and 6.14 of this Agreement, Parent and Urigen shall (i) as promptly as practicable, take all steps necessary duly to call, give notice of, convene, and hold a meeting of its respective stockholders for the purposes of approving this Agreement, the Merger, the other transactions contemplated hereby and in the case of Urigen, the automatic conversion of the Urigen Preferred Stock concurrently with the Merger, in accordance with Urigen’s Certificate of Incorporation, Bylaws and the DGCL and, in the case of Parent, the Reverse Split, in accordance with Parent’s Certificate of Incorporation, Bylaws and the DGCL, (ii) recommend to its stockholders, the approval of such matters to be submitted by it to its stockholders, and (iii) use its best efforts to obtain the necessary approvals of its stockholders of the proposals described above.

9.2        Audit of Urigen Financial Statements.   As promptly as practicable following the date hereof, Urigen shall cause to be delivered to Parent audited consolidated balance sheets of Urigen and related statements of income, changes in stockholders’ equity, and cash flow for the most recent fiscal year or such longer period as may be required by the Securities Act, the Exchange Act or the Commission in connection with the Registration Statement (the “Urigen Audited Financial Statements”) that (i) to the extent required by the Securities Act, the Exchange Act or the Commission in connection with the Registration Statement, comply as to form in all material respects with the published rules and regulations of the Commission as would be applicable thereto if Urigen were subject to the reporting requirements of the Securities Act, the Exchange Act or as requested by the Commission, (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis unless otherwise noted therein throughout the periods indicated, and (iii) fairly present in all material respects the consolidated financial position and operating results and cash flows of Urigen as of the dates and for the periods indicated therein.

9.3        Affiliates.   Parent, Merger Sub and Urigen shall, not later than ten (10) days after the date of this Agreement, identify in a letter to the other, after consultation with outside counsel, all Persons that it believes may be deemed to be “affiliates” of such party, as that term is used in and for purposes of Rules issued by the Commission pursuant to the Exchange Act.

9.4        Further Assurance.   Subject to the terms and conditions set forth in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts, as promptly as practicable, to take or cause to be taken, all actions, and to do or cause to be done, all other things, as are necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

9.5        Disclosure Schedules.   From time to time prior to the Effective Time, and in any event immediately prior to the Effective Time, each party shall promptly supplement or amend its disclosure schedules with respect to any matter hereafter arising that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules or that is necessary to correct any information in such disclosure schedules that is or has become inaccurate. Notwithstanding the foregoing, (i) such supplement or amendment shall not limit the rights and remedies of the other party under this Agreement for any breach by the disclosing party of such representations and warranties and (ii) failure to comply with the disclosure obligations required hereunder shall not be deemed to constitute a failure of the conditions to consummate the Merger set forth in Section 7.2 or Section 8.2 unless the information to be disclosed would constitute a breach of the representations or warranties that would cause a failure of the conditions set forth in Section 7.1 or Section 8.1, as the case may be or would otherwise give rise to the non-disclosing party of the right to terminate this Agreement.

9.6        Satisfaction of Conditions Precedent.   Each of the parties to this Agreement shall use its commercially reasonable efforts to cause the satisfaction on or before the Closing Date of the conditions precedent contained in Article 7 and Article 8 of this Agreement that impose obligations on it or require action on its part or the part of any of its stockholders or Affiliates.

ARTICLE 10.   CONFIDENTIAL INFORMATION; NO PUBLICITY.

10.1     Confidentiality.   Except as permitted by Section 10.2 hereof, information concerning (a) Urigen and its Affiliates obtained by Parent and Merger Sub and (b) Parent and Merger Sub obtained by Urigen and its Affiliates, in each case, through their respective officers, employees, accountants, counsel and other representatives pursuant to Section 5.1 and Section 6.1 or otherwise, shall be subject to the provisions of the Confidentiality Agreement by and between Urigen and Parent dated as of August 24, 2006 and effective as of that date (the “Confidentiality Agreement”). Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, such Confidentiality Agreement shall terminate upon the Effective Time.

10.2     Public Statement or Release.   The initial press release with respect to the execution of this Agreement shall be a press release jointly prepared by Parent and Urigen and reasonably acceptable to each of them and their respective consent shall not be unreasonably delayed or refused. Thereafter, until the Effective Time or the date the Merger is terminated or abandoned pursuant to Article 14, neither Urigen nor Parent, nor Merger Sub, nor any of their respective Affiliates shall issue any press release or other announcement with respect to the Merger, this Agreement or the transactions contemplated hereby, except as may be required by law or by any listing agreement with a national securities exchange or trading market, without the consent of the other, which consent shall not be unreasonably refused or delayed, and each of Urigen and Parent shall use its reasonable best efforts to consult with the other prior to issuing or causing the publication of any press release or other announcement with respect to the Merger, this Agreement or the transactions contemplated hereby, except for references to earlier releases or announcements and except as may be required by law or by any listing agreement with a national securities exchange or trading market.

ARTICLE 11.   SECURITIES LAWS MATTERS.

11.1     Preparation and Filing of Registration Statement.   Promptly after the date hereof, Parent and Urigen shall prepare and Parent shall file with the Securities and Exchange Commission (the “Commission”), the Registration Statement, in which the Proxy Statements of Parent and Urigen and the Prospectus will be included. Urigen shall use commercially reasonably efforts to promptly provide all information reasonably requested by Parent for purposes of preparation of the Registration Statement including, without limitation, the Urigen Audited Financial Statements. Each of Urigen and Parent shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger (or at such earlier time as this Agreement is terminated).

11.2     Solicitation of Proxies.   Parent shall mail the Proxy Statements (including the Prospectus) to the stockholders of Parent and Urigen shall mail the Proxy Statements (including the Prospectus) to the stockholders of Urigen as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and Urigen shall comply in all material respects with the applicable proxy solicitation rules and regulations in connection with the solicitation of Parent’s and Urigen’s respective stockholders and, if necessary, after the joint Proxy Statements and Prospectus shall have been so mailed, Parent and Urigen shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

11.3     State Securities Laws.   Parent shall take any action required to be taken under any applicable State securities or blue sky laws in connection with the issuance of Parent Stock in the Merger; provided, however, that in no event shall Parent be obligated to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section, or (ii) file any general consent to service of process in any jurisdiction where it is not then so subject.

11.4     Amendments and Supplements to Registration Statement.   No filing of, or amendment or supplement to the Proxy Statements, the Prospectus or the Registration Statement will be made by Urigen or Parent without the approval of the other party, which will not be unreasonably withheld, conditioned or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statements, the Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information. If at any time prior to the Effective Time, Urigen or Parent discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statements, the Prospectus or the Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law or regulation, disseminated to the stockholders of Urigen and Parent. Notwithstanding the foregoing, each party shall be responsible for any misstatements or omissions of material facts regarding such party contained in the Proxy Statement, the Prospectus or the Registration Statement.

11.5     General.   Urigen agrees to cooperate with Parent and Merger Sub in the registration of shares of Parent Stock to be issued to Urigen Stockholders on Form S-4 and in complying with all state and other securities Laws in respect thereto. Neither Urigen nor any of its agents is or shall be authorized to act on Parent’s or Merger Sub’s behalf with respect to any aspect of the transactions contemplated by this Agreement or make any solicitations of or representations to any Urigen Stockholders on Parent’s or Merger Sub’s behalf.

ARTICLE 12.   SURVIVAL AND MATERIALITY OF REPRESENTATIONS.

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

ARTICLE 13.   TAX CONSEQUENCES TO THE PARTIES.

Parent and Merger Sub, on the one hand, and Urigen, on the other, understand and agree that neither Parent and Merger Sub, on the one hand, nor Urigen, on the other, are making any representation or warranty as to the tax consequences of this Agreement and the events and actions contemplated hereby. Nonetheless, all parties hereto agree to report the transactions contemplated hereby on their respective U.S. federal income tax returns as a tax free reorganization under Section 368(a) of the Code, and to take no action inconsistent with such characterization.

ARTICLE 14.   TERMINATION; LIABILITIES CONSEQUENT THEREON.

14.1     Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of Urigen’s Stockholders (the “Urigen Stockholder Approval”) or the approval of Parent’s stockholders (the “Parent Stockholder Approval”):

(a)        by mutual written consent duly authorized by the respective Boards of Directors of Parent and Urigen; or

(b)        by Parent:

(i)         if, prior to the Effective Time, Urigen has breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition  set forth in Section 7.1 or Section 7.2, which is not cured within thirty (30) days after written notice thereof or is incapable of being cured by Urigen, or (B) has not been waived by Merger Sub or Parent pursuant to the provisions hereof;

(ii)       if Urigen breaches its obligations under Section 5.14;

(iii)      in accordance with Section 6.14; provided that, in order for the termination of this Agreement pursuant to this Section 14.1(b)(iii) to be deemed effective, Parent and Merger Sub shall have complied with all provisions contained in Section 6.14 and Section 14.3, including payment of the Termination Fee and the Expenses of Urigen as provided therein;

(iv)       if at the meeting of the Urigen Stockholders (including any adjournment or postponement thereof) the Urigen Stockholder Approval shall not have been obtained; or

(c)        by Urigen:

(i)         if, prior to the Effective Time, Parent or Merger Sub has breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, which is not cured within thirty (30) days after written notice thereof or is incapable of being cured by Parent and Merger Sub; or  (B) has not been waived by Urigen pursuant to the provisions hereof;

(ii)       if Parent or Merger Sub breach their obligations under Section 6.14;

(iii)      in accordance with Section 5.14; provided, that, in order for the termination of this Agreement pursuant to this Section 14.1(c)(iii), to be deemed effective, Urigen shall have complied with all provisions contained in Section 5.14 and Section 14.3, including the payment of the Termination Fee,  and the Expenses of Parent and Merger Sub as provided therein;

(iv)       if at the Parent stockholders meeting (including any adjournment or postponement thereof) the Parent Stockholder Approval shall not have been obtained; or

(d)        by either Parent or Urigen:

(i)         if the Effective Time of the Merger has not occurred on or prior to March 30, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date;

(ii)       if any court of competent jurisdiction or any governmental authority having authority with respect thereto shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable prior to such termination and the parties shall have used commercially reasonable efforts to resist, resolve, or lift, as applicable, such judgment, injunction, order or decree provided that neither Urigen nor Parent shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court to competent jurisdiction; or

(iii)      if the other party becomes unable to pay its liabilities as they become due or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such other party (and not dismissed within sixty (60) days).

14.2     Effect of Termination.   In the event of termination of this Agreement by Parent or Urigen, as provided in Section 14.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Urigen, Parent or Merger Sub or their respective officers or directors (except as set forth in Section 3.19, Section 4.7, Section 10.1, this Section 14.2, Section 14.3, Section 17.2, Section 17.4, Section 17.5, Section 17.6, Section 17.7, Section 17.8 and Section 17.9, which shall survive the termination); provided, however, that nothing contained in this Section 14.2 or in Section 14.3 shall relieve any party hereto from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

14.3     Payment of Certain Fees and Expenses.

(a)        Except as set forth in this Section 14.3, all fees and expenses incurred by Parent and/or Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and/or Merger Sub, and all fees and expenses incurred by Urigen in connection with this Agreement and the transactions contemplated hereby shall be paid by Urigen, in each case, whether or not the Merger is consummated.

(b)        If this Agreement is terminated by Parent in accordance with Section 14.1(b)(i) as a result of a knowing or willful breach by Urigen, by Parent in accordance with  Section 14.1(b)(ii) or Section 14.1(b)(iv), or by Urigen in accordance with Section 14.1(c)(iii), then Urigen shall pay to Parent the Termination Fee and the Expenses of Parent and Merger Sub. If this Agreement is terminated by Parent in accordance with Section 14.1(b)(i) hereof as a result of a non-willful breach by Urigen, then except as otherwise provided above, Urigen shall pay to Parent the Expenses of Parent and Merger Sub.

(c)        If this Agreement is terminated by Urigen in accordance with Section 14.1(c)(i) as a result of a knowing or willful breach by Parent, by Urigen in accordance with  Section 14.1(c)(ii) or Section 14.1(c)(iv), or by Parent in accordance with Section 14.1(b)(iii), then Parent shall pay to Urigen the Termination Fee and the Expenses of Urigen. If this Agreement is terminated by Urigen in accordance with Section 14.1(c)(i) as a result of a non-willful breach by Parent or Merger Sub, then except as provided above, Parent shall pay Urigen its Expenses.

(d)        The parties acknowledge that the agreements contained in Section 14.3(b) and Section 14.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Urigen and Parent would not enter into this Agreement.

(e)        Any payment of an applicable Termination Fee and/or applicable Expenses pursuant to this Section 14.3 shall be made as follows:

(i)         In the case of either a termination by Parent pursuant to Section 14.1(b)(i) or Section 14.1(b)(ii) involving a willful breach or Section 14.1(b)(iv) or by Urigen pursuant to

Section 14.1(c)(iii), the Termination Fee will be paid by Urigen to Parent within one Business Day after termination of this Agreement and the Expenses of Parent and Merger Sub shall be paid by Urigen promptly and in no event later than five Business Days after the submission of such Expenses for payment including reasonable documentary support if requested by Urigen;

(ii)       in the case of a termination by Parent pursuant to Section 14.1(b)(i) not involving a willful breach, the Expenses of Parent and Merger Sub shall be paid by Urigen promptly and in no event later than five Business Days after the submission of such Expenses for payment including reasonable documentary support if requested by Urigen;

(iii)      in the case of a termination by Urigen pursuant to Section 14.1(c)(i) or Section 14.1(c)(ii) involving a willful breach or Section 14.1(c)(iv), or by Parent pursuant to Section 14.1(b)(iii), the Termination Fee will be paid by Parent to Urigen within one Business Day after termination of this Agreement and Parent will pay the Expenses of Urigen promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment including reasonable documentary support if requested by Parent.

(iv)       In the case of a termination by Urigen pursuant to Section 14.1(c)(i) involving a non-willful breach, Parent will pay the Expenses of Urigen promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment including reasonable documentary support if requested by Parent.

(f)         Notwithstanding anything in this Agreement to the contrary, whether or not the Merger is consummated, each of Parent and Urigen shall bear and pay one-half of the filing and printing fees incurred in connection the Registration Statement, the Proxy Statements and the Prospectus as well as one-half of the fees for listing the Parent Stock on the Nasdaq Capital Market in connection with the Merger and in connection with the substitute listing for the Reverse Split.

(g)        If either party fails to pay to (or reimburse) the other party any fee or expense due hereunder (including  any Termination Fee), such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment,  together with  interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Wachovia Bank, N.A. from the date such fee was required to be paid to the date it is paid.

ARTICLE 15.   INDEMNIFICATION; D&O INSURANCE.

15.1     Indemnification.   The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability no less favorable than the provisions set forth in Urigen’s and Parent’s Certificates of Incorporation and Bylaws, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that in the aggregate would have a material adverse effect on the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents (the “Indemnified Parties”) of Urigen, Parent or their respective Affiliates, unless such modification is required by law.

15.2     Insurance.   Parent shall, until the sixth (6th) anniversary of the Effective Time, use commercially reasonable efforts to cause to be maintained in effect, to the extent available, the policies of directors’ and officers’ liability insurance maintained by Parent as of the date hereof (or policies of at least the same coverage and amounts containing terms that are not less advantageous to the insured parties)

with respect to claims arising from facts that occurred on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related events. In lieu of the purchase of such insurance by Parent, Parent may purchase a six (6)-year extended reporting period endorsement (“Reporting Tail Coverage”) under Parent’s existing directors’ and officers’ liability insurance coverage, providing that such Reporting Tail Coverage shall extend the directors’ and officers’ liability coverage in force as of the date hereof for a period of at least six (6) years from the Effective Time for any claim based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving acts or omissions occurring or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving the Merger or any and all related events. Urigen shall cooperate with Parent in obtaining such insurance coverage. Parent shall secure such insurance coverage prior to the Closing Date at Parent’s expense.

15.3     Beneficiaries.   This Section 15.3 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Parent, Urigen, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent and shall be enforceable by the Indemnified Parties.

ARTICLE 16.   CERTAIN DEFINITIONS.

16.1     Terms Defined in this Section 16.   As used herein the following terms not otherwise defined shall have the following respective meanings:

“Affiliate” shall mean any Person that directly or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York, USA are authorized or obligated by Law to close or be closed.

“Contract” shall mean any written or oral contract, agreement, letter of intent, agreement in principle, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

“Conversion Number” shall mean the number that equals to 2 times the quotient obtained when the number of the Fully Diluted Parent Shares issued and outstanding immediately prior to the Effective Time is divided by the number of shares of Fully Diluted Urigen Shares issued and outstanding immediately prior to the Effective Time, subject to a cash payment in lieu of the issuance of fractional shares as provided in Section 2.9 hereof. By way of illustration, if the Fully Diluted Parent Shares outstanding immediately prior to the Effective Time were 1,000,000 and the total number shares of Fully Diluted Urigen Shares outstanding immediately prior to the Effective Time were 100,000, the Conversion Number would be 20 (1,000,000 ÷ 100,000 x 2), such that for each one share of Urigen Common Stock the holder thereof would receive 20 shares of Parent Stock.

“Environmental Laws” shall mean any judgment, decree, order, law, license, rule or regulation purporting to regulate environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and

Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign statute, regulation, ordinance, order or decree relating to health, safety or the environment.

“Expenses” shall mean the reasonable and documented expenses of a party incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (including but not limited to, reasonable fees and expenses of counsel and accountants, and out-of-pocket expenses and reasonable fees of financial advisors, including the expenses incurred in procuring an opinion from such financial advisor), and including the reasonable attorneys’ fees and expenses incurred by a party in connection with any shareholder class action relating to this Agreement and the transaction contemplated hereby which are incurred prior to any Termination Date, as otherwise expressly provided for by this Agreement, provided, however, that the Expenses of Urigen payable hereunder shall exclude any expenses incurred in connection with the Re-domestication; provided further, however, that notwithstanding anything to the contrary set forth in this Agreement, the Expenses of Urigen payable hereunder shall not exceed $150,000 and the Expenses of Parent and Merger Sub payable hereunder shall not exceed $150,000. Expenses shall not include any expenses for which insurance coverage is available and shall not include any expenses for which insurance coverage would be available but for the failure of the insured to assert a claim under the policy, or to maintain such policy in force and effect, or to comply with the applicable terms of such policy or to reasonably contest any denial of coverage under or reservation of rights under such policy.

“Fully Diluted Parent Shares” shall be determined as if (a) all shares of preferred stock of Parent as are, or are required to be, issued and outstanding have been converted into Parent Stock at the applicable rate(s) of conversion, (b) all warrants, stock options and other contractual rights (including without limitation any “anti-dilution” rights) to acquire or receive Parent Stock have been exercised or otherwise fulfilled, and (c) all other securities convertible or exchangeable, whether directly or indirectly, into shares of Parent Stock or shares of preferred stock of Parent have been converted or exchanged, including without limitation convertible debt and any shares of Parent Stock or other securities required to be issued, excluding in all cases, issuances to the Urigen Stockholders as a result of the consummation of the Merger.

“Fully Diluted Urigen Stock” shall be determined as if (a) all shares of Urigen Preferred Stock as are, or are required to be, issued and outstanding have been converted into Urigen Common Stock at the applicable rate(s) of conversion, (b) all warrants, stock options and other contractual rights (including without limitation any “anti-dilution” rights) to acquire or receive Urigen Common Stock have been exercised or otherwise fulfilled, and (c) all other securities convertible or exchangeable, whether directly or indirectly, into shares of Urigen Common Stock have been converted or exchanged, including without limitation convertible debt and any shares of Urigen Common Stock.

“Indebtedness” shall mean (a) all indebtedness for borrowed money or other obligations, commitments or liabilities, whether current or long term, contingent or matured, secured or unsecured, (b) all indebtedness of the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part to the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with U.S. GAAP, recorded as capital leases in respect of which it is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) all indebtedness of Urigen, Urigen Stockholders or any other Person that is guaranteed by Urigen or that Urigen has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Urigen has otherwise assured a creditor against loss.

“Laws” shall mean any law, rule or regulation of any governmental or regulatory body.

“Parent Superior Proposal” shall mean a Parent Third Party Acquisition Proposal which satisfies both subsection (x) and subsection (y) of Section 6.14 of this Agreement.

“Parent Third Party Acquisition Proposal” shall mean any proposal or offer to acquire, directly or indirectly for consideration consisting of cash, securities or a combination thereof, not less than 20% of the capital stock of Parent or all or substantially all of the business, properties and assets of Parent, whether by merger, tender offer, exchange offer, sale of securities or assets, or similar transactions involving Parent or any subsidiary, division or operating or principal business unit of Parent.

“Person” shall mean any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

“Prospectus” shall mean the prospectus of Parent to be prepared by Parent and included in the Registration Statement filed by Parent with the Commission pursuant to Section 2.12, together with all amendments and supplements thereto and including the exhibits thereto.

“Proxy Statement” shall mean the proxy statements of Parent and Urigen included in the Registration Statement to be filed by Parent with the Commission pursuant to Section 2.12, together with all amendments and supplements thereto and including the exhibits thereto.

“Registration Statement” shall mean the registration statement on Form S-4 (the “S-4”) to be filed with the Commission by Parent in connection with the issuance of Parent Stock in the Merger.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Tax” shall mean any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Tax.

“Termination Fee” shall mean $60,000.

“Urigen Common Stock” shall mean the common stock of Urigen, par value $0.00001 per share.

“Urigen Preferred Stock” shall mean the preferred stock of Urigen, par value $0.00001 per share.

“Urigen Stock” shall mean Urigen Common Stock and Urigen Preferred Stock collectively.

“Urigen Superior Proposal” shall mean a Urigen Third Party Acquisition Proposal which satisfies both subsection (x) and subsection (y) of Section 5.14(a) of this Agreement, provided that any proposed acquisition of less than 100% of the capital stock of Urigen shall require a commitment by the proposed acquirer to acquire the remaining capital stock of Urigen by short form merger or similar transaction and any proposal to acquire 20% or more of such business, properties or assets shall require a commitment to acquire all or substantially all of such business, properties and assets.

“Urigen Third Party Acquisition Proposal” shall mean any proposal or offer to acquire, directly or indirectly for consideration consisting of cash, securities or a combination thereof, not less than 20% of the capital stock of Urigen or all or substantially all of the business, properties and assets of Urigen, whether by merger, tender offer, exchange offer, sale of securities or assets, or similar transactions involving Urigen or any subsidiary, division or operating or principal business unit of Urigen.

16.2     Terms Defined Elsewhere.   The following terms are defined in the following sections of this Agreement:

Defined Term	Section
10-Ks	4.5(a)
2004 10-K	4.5(a)
2005 10-K	4.5(a)
2006 10-K	4.5(a)
Affiliate	16.1
Agreement	Preamble
Benefit Plans	6.16(d)
Business Day	16.1
Calculations	2.14(a)
Certificate	2.1
Certificate of Merger	1.1
Closing Adjustment	2.14(d)
Closing	1.1
Closing Calculations	2.14(a)
Closing Date	1.1
Closing Net Worth	2.14(a)
Code	Preamble
Commission	11.1
Confidentiality Agreement	10.1
Contract	16.1
Conversion Number	16.1
Dissenting Shares	2.11
DGCL	Preamble
Dispute Notice	2.14(g)
Effective Time	1.1
Enforcement Exceptions	3.2
Environmental Laws	16.1
Exchange Act	4.5(b)
Expenses	16.1
Family Member	6.16(d)
FDA	3.30
Fully Diluted Parent Shares	16.1
Fully diluted Urigen Stock	16.1
IND	3.30
Indebtedness	16.1
Independent Accounting Firm	2.14(g)
Intellectual Property	3.15
Indemnified Parties	15.1
Laws	16.1
Liquidity Shortfall	2.14(b)
Merger	Preamble
Merger Consideration	1.2(e)
Merger Sub	Preamble
Net Worth	2.14(a)
Net Worth Difference	2.14(c)
Net Worth Shortfall	2.14(c)

Parent	Preamble
Parent Balance Sheet	4.5(a)
Parent Financial Statements	4.5(a)
Parent Reports	4.5(a)
Parent Stockholder Approval	14.1
Parent Stock	1.2(e)
Parent Superior Proposal	16.1
Parent Third Party Acquisition Proposal	16.1
Person	16.1
Product Candidates	3.30
Prospectus	16.1
Proxy Statement	16.1
Re-domestication	Preamble
Registration Statement	16.1
Representatives	5.14(a)
Reverse Split	2.13
Securities Act	16.1
Shortfall Shares	2.14(d)
Stock Transactions	2.13
Surviving Corporation	1.1
Tax	16.1
Tax Return	16.1
Termination Date	14.1(d)
Termination Fee	16.1
Urigen	Preamble
Urigen Canada	Preamble
Urigen Canada Balance Sheet	3.5
Urigen Common Stock	16.1
Urigen Financial Statements	3.5
Urigen Preferred Stock	16.1
Urigen’s Auditor	2.14(f)
Urigen Stock	16.1
Urigen Stockholder Approval	14.1
Urigen Stockholders	2.2
Urigen Superior Proposal	16.1
Urigen Third Party Acquisition Proposal	16.1

ARTICLE 17.   MISCELLANEOUS PROVISIONS.

17.1     Amendments.   This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto.

17.2     Notices and Representatives.   Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by written telecommunication, fax or mail, and shall be deemed sufficiently given when received by the party to be notified at its address set forth below or two (2) Business Days after mailing when mailed by registered mail, postage prepaid, addressed to such party at such address. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices.

Address for notices to Parent and Merger Sub:

Valentis, Inc.
863A Mitten Road
Burlingame, CA 94010
Attn:   Benjamin McGraw III, CEO and Chairman
Fax:   (650) 652-1990
Phone:   (650) 697-1900

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attn:   Robert C. Funsten, Esq.

Fax:   (949) 725-4100

Phone:   (949) 725-4000

Address for notices to Urigen:

Urigen Holdings, Inc.
515 West Hastings Street, Suite 7333
Vancouver, BC V6B 5K3
Attn:   William J. Garner, MD
Fax:   (604) 268-7977
Phone:   (604) 268-7960

with a copy  (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP
1230 Peachtree Street, Suite 3100
Promenade II
Atlanta, GA 30309
Attn:   Tycho H.E. Stahl, Esq.
Fax:   (404) 685-7053
Phone:   (404) 815-3500

17.3     Assignment and Benefits of Agreement.   This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, but may not be assigned without the written consent of the other parties to this Agreement. Except as aforesaid, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights under or by reason of this Agreement.

17.4     Governing Law.   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, except to the extent that Section 2709 of the Delaware Code would require or permit application of the laws of the State of Delaware..

17.5     Submission to Jurisdiction; Waivers.   PARENT, MERGER SUB, URIGEN, EACH FOR ITSELF AND ON BEHALF OF ITS SUCCESSORS, ASSIGNS AND TRANSFEREES, HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)         SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE

NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE AND APPELLATE COURTS FROM ANY THEREOF;

(ii)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)      AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, AT ITS ADDRESS AS PROVIDED IN SECTION 17.2 HEREOF OR AT SUCH OTHER ADDRESS AS IT SHALL HAVE NOTIFIED EACH OF THE OTHER PARTIES HERETO IN THE MANNER PROVIDED IN SECTION 17.2 HEREOF;

(iv)       AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW; AND

(v)        WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

17.6     Counterparts.   This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

17.7           Section Headings.   The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof. Section, subsection, Disclosure Schedule and Exhibit references are to this Agreement unless otherwise specified.

17.8           Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Without limiting the foregoing, this Agreement supercedes that certain Letter of Intent dated August 24, 2006 and the parties hereby terminate such Letter of Intent and neither party shall have any obligations or rights thereunder.

17.9           Severability.   Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by the Agreement are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank ]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first above written.

PARENT:
VALENTIS, INC.
By:	/s/ BENJAMIN MCGRAW III
Name:	Benjamin McGraw III
Title:	CEO and Chairman
MERGER SUB:
VALENTIS HOLDINGS, INC.
By:	/s/ BENJAMIN MCGRAW III
Name:	Benjamin McGraw III
Title:	President
URIGEN:
URIGEN N.A., INC.
By:	/s/ WILLIAM J. GARNER, M.D.
Name:	William J. Garner, MD
Title:	President

Exhibit A

Certificate of Merger

CERTIFICATE OF MERGER
OF
VALENTIS HOLDINGS, INC.,
A DELAWARE CORPORATION,
INTO
URIGEN N.A., INC.,
A DELAWARE CORPORATION

Pursuant to Section 252 of the Delaware General Corporation Law, the undersigned hereby executes this Certificate of Merger:

I.

The names of each of the constituent corporations to the merger are Valentis Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (“Valentis Holdings”), and Urigen N.A., Inc., a corporation organized and existing under the laws of the State of Delaware (“Urigen”).

II.

An Agreement and Plan of Merger (the “Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware General Corporation Law.

III.

The name of the surviving corporation is Urigen N.A., Inc., a Delaware corporation (the “Surviving Corporation”).

IV.

The total number of shares of stock which the Surviving Corporation is authorized to issue is twenty million (20,000,000) shares of Common capital stock with $0.00001 par value per share and six million (6,000,000) shares of Preferred capital stock with $0.00001 par value per share.

V.

The Certificate of Incorporation and Bylaws of Urigen in effect immediately prior to the filing of this Certificate of Merger shall be the certificate of incorporation and bylaws of the Surviving Corporation.

VI.

The directors and officers of the Surviving Corporation shall be as follows:

Directors
William J. Garner
C. Lowell Parsons
Benson Fong
Tracy Taylor
Martin Shmagin

Officers

William J. Garner	President & Chief Executive Officer
Martin Shmagin	Treasurer & Chief Financial Officer
Amie Franklin	Secretary
Terry Nida	Vice President & Chief Operation Officer
Michael Flashner	Vice President—Drug Development

VII.

The executed Plan of Merger is on file at the principal office of the Surviving Corporation located at 875 Mahler Road, Suite 235, Burlingame, CA 94010.

VI.

A copy of the executed Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

[ Signatures commence on the following page. ]

2

IN WITNESS WHEREOF, the undersigned, as the Surviving Corporation of the merger, has caused this Certificate of Merger to be signed by its duly authorized officer this               day of                        2006.

URIGEN N.A., INC.,
a Delaware corporation
By:
	Name:	William J. Garner, MD
	Title:	President

SIGNATURE PAGE TO CERTIFICATE OF MERGER

3

Exhibit B

Urigen Officer’s Certificates

OFFICER’S CERTIFICATE
OF
URIGEN N.A., INC.

In accordance with and pursuant to the provisions of Section 7.6 of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 5, 2006, by and among Valentis, Inc. (“Parent”), Valentis Holdings, Inc. (“Merger Sub”), and Urigen N.A., Inc. (“Urigen”), the undersigned hereby certifies as follows:

Urigen has otherwise fully satisfied the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.5 of the Merger Agreement at or before the date hereof or such condition(s) have been waived by Parent and Merger Sub.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate this            day of                , 2006.

URIGEN N.A., INC.
By:
Name:
Title:

Exhibit C

Officer’s Certificates by Parent and Merger Sub

OFFICER’S CERTIFICATE
OF
VALENTIS, INC.

In accordance with and pursuant to the provisions of Section 8.6 of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 5, 2006, by and among Valentis, Inc. (“Parent”), Valentis Holdings, Inc., and Urigen N.A., Inc. (“Urigen”), the undersigned hereby certifies as follows:

Parent has otherwise fully satisfied the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5 of the Merger Agreement at or before the date hereof or such condition(s) have been waived by Urigen.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate this       day of                , 2006.

VALENTIS, INC.
By:
Name:
Title:

OFFICER’S CERTIFICATE
OF
VALENTIS HOLDINGS, INC.

In accordance with and pursuant to the provisions of Section 8.6 of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 5, 2006, by and among Valentis Holdings, Inc. (“Merger Sub”), Valentis, Inc., and Urigen N.A., Inc. (“Urigen”), the undersigned hereby certifies as follows:

Merger Sub has otherwise fully satisfied the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5 of the Merger Agreement at or before the date hereof or such condition(s) have been waived by Urigen.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate this       day of                   , 2006.

VALENTIS HOLDINGS, INC.
By:
Name:
Title:

DISCLOSURE SCHEDULES